                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-66761


                             PROSPECTUS SUPPLEMENT
                                       TO
                           PROXY STATEMENT-PROSPECTUS

                             DATED NOVEMBER 6, 1998

                                ---------------

                        DIME COMMUNITY BANCSHARES, INC.

  This Prospectus Supplement is being furnished to Financial Bancorp, Inc. ("FIBC") stockholders as a supplement to the Proxy Statement-Prospectus of FIBC and Dime Community Bancshares, Inc. ("DCB"), dated November 6, 1998. The Proxy Statement-Prospectus was sent to FIBC's stockholders in connection with the Special Meeting of FIBC stockholders held on December 18, 1998. An additional copy of the Proxy Statement-Prospectus is enclosed herewith. At the Special Meeting, FIBC stockholders approved and adopted the Agreement and Plan of Merger, dated as of the 18th day of July, 1998, by and between DCB and FIBC, which provides for the merger of FIBC with and into DCB. The Merger Agreement is attached to the Proxy Statement-Prospectus as Appendix A. DCB and FIBC anticipate that the Merger will be completed by the end of the month of January, 1999.

  This Prospectus Supplement updates certain information contained in the Proxy Statement-Prospectus and, together with the Proxy Statement-Prospectus, is for your use in determining whether to elect to receive for all of your shares of FIBC common stock either (i) DCB common stock or (ii) cash. The consideration you receive is subject to the elections of other FIBC stockholders and the allocation and proration procedures set forth in the Merger Agreement. As a result, you may receive DCB common stock, cash or a combination of stock and cash in exchange for your shares of FIBC common stock. The value of the consideration you will receive upon completion of the Merger will be determined as follows:

  . if DCB's Average Closing Price is between $22.95 and $31.05, then the value of the consideration per share to be received by FIBC stockholders, whether in the form of stock or cash, will be $40.50, and 50% of the total consideration to be paid to FIBC's stockholders will consist of DCB common stock and 50% will consist of cash;

  . if DCB's Average Closing Price is less than $22.95 or greater than $31.05, then the value of the consideration per share to be received by FIBC stockholders in the Merger will be adjusted, and the percentage of the total consideration consisting of DCB common stock and cash will change, all as set forth in the Merger Agreement and more fully described below under "THE MERGER--Consideration for FIBC Shares" (p. S-6) and "ELECTION, ALLOCATION AND PRORATION PROCEDURES (p. S-10)."

  The "Average Closing Price" means the average of the closing sale prices per share for DCB common stock as reported on the National Market System of the Nasdaq Stock Market under the symbol "DCOM" for the ten consecutive trading days ending on the date that is ten business days prior to the closing of the Merger.

  For each share of DCB common stock issued in the Merger, the FIBC stockholder receiving such share also will receive the related preferred share purchase right issued pursuant to the Rights Agreement, dated as of April 9, 1998, between DCB and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of DCB common stock.

  PLEASE READ THIS PROSPECTUS SUPPLEMENT AND THE PROXY STATEMENT-PROSPECTUS CAREFULLY.

  This Prospectus Supplement and the Proxy Statement-Prospectus constitute a prospectus of DCB with respect to the shares of DCB common stock issuable pursuant to the Merger. This Prospectus Supplement shall not constitute an offer to sell or a solicitation of an offer to purchase DCB common stock unless accompanied or preceded by the Proxy Statement-Prospectus.

  NEITHER THE SEC, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE SHARES OF DCB COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY AND ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF INVESTMENT.

                                ---------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 18, 1998.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
FORWARD-LOOKING STATEMENTS...............................................  S-3
INTRODUCTION.............................................................  S-4
RECENT DEVELOPMENTS......................................................  S-5
THE MERGER...............................................................  S-5
  Stockholder Approval of the Merger.....................................  S-5
  Regulatory Approvals...................................................  S-5
  Effective Time.........................................................  S-5
  Consideration for FIBC Shares..........................................  S-6
  Material Federal Income Tax Consequences...............................  S-9
  Market Prices and Dividends............................................  S-9
  Certain Differences in Stockholders' Rights............................ S-10
  Description of Dime Community Bancshares, Inc. Capital Stock........... S-10
ELECTION, ALLOCATION AND PRORATION PROCEDURES............................ S-10
  Description of Elections............................................... S-10
  Election Procedures.................................................... S-11
  Allocation Procedures.................................................. S-12
  Dissenting Stockholders................................................ S-13
  Miscellaneous ......................................................... S-13
  Delivery of DCB Common Stock and Cash.................................. S-13
  Lost, Stolen or Destroyed Certificates................................. S-15
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF DCB.................... S-16
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF FIBC................... S-19
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL
 INFORMATION............................................................. S-22

                      WHERE YOU CAN FIND MORE INFORMATION

  DCB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC").

  You may read and copy any document that DCB files at the SEC's public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0300 for further information on the public reference room. The SEC maintains a website on the Internet (http://www.sec.gov) that contains reports, proxy statements and other information concerning issuers (including DCB) that file documents with the SEC electronically through the SEC's electronic data gathering, analysis and retrieval system ("EDGAR").

  DCB has filed with the SEC a Registration Statement on Form S-4. Because the SEC's rules and regulations allow DCB to omit certain portions of the Registration Statement, this Prospectus Supplement and the Proxy Statement-Prospectus do not contain all of the information set forth in the DCB Registration Statement and the exhibits thereto. You should review the Registration Statement and the exhibits filed with such Registration Statement for further information regarding DCB and the DCB common stock being sold pursuant to the Proxy Statement-Prospectus and this Prospectus Supplement. The Registration Statement and its exhibits may be inspected at the public reference facilities of the SEC at the addresses set forth above.

                           FORWARD-LOOKING STATEMENTS

  This Prospectus Supplement, and the Proxy Statement-Prospectus to which it relates, contain certain forward-looking statements which may be identified by the use of such words as "believes," "plans," "expects," "may," "will," "intends," "estimates," "should," "projected," "contemplates" or "anticipates" or the negative of such terms or other variations. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of DCB following the consummation of the Merger, including statements relating to the cost savings and revenue enhancements that are expected to be realized from the Merger. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) expected cost savings or revenue enhancements from the Merger cannot be fully realized; (2) deposit attrition, customer loss or revenue loss following the Merger is greater than expected; (3) competitive pressure in the banking and financial services industry increases significantly; (4) changes in the interest rate environment reduce margins; (5) general economic conditions, either nationally or in the state of New York, are less favorable than expected; (6) changes in real estate values; (7) changes in accounting principles; (8) changes in legislation and (9) changes in other economic, competitive, government, regulatory and technological factors affecting DCB's operations, pricing, products and services.

                                  INTRODUCTION

  This Prospectus Supplement contains important information for the holders of common stock, par value $0.01 per share, of FIBC ("FIBC Common Stock") concerning the elections to be made in connection with the merger of FIBC with and into DCB (the "Merger").

  PLEASE READ THIS PROSPECTUS SUPPLEMENT AND THE ENCLOSED PROXY STATEMENT-PROSPECTUS OF FIBC AND DCB, DATED NOVEMBER 6, 1998, (THE "PROXY STATEMENT-PROSPECTUS") CAREFULLY. THE FAILURE OF A HOLDER OF FIBC COMMON STOCK TO PROPERLY COMPLETE, SIGN AND DELIVER THE ACCOMPANYING ELECTION FORM AND LETTER OF TRANSMITTAL (THE "ELECTION FORM"), TOGETHER WITH THE FIBC STOCK CERTIFICATES REPRESENTING THE SHARES OF FIBC COMMON STOCK TO WHICH THAT ELECTION FORM RELATES, TO ONE OF THE PROPER LOCATIONS SPECIFIED BELOW SO THAT THE ELECTION FORM AND ACCOMPANYING DOCUMENTS ARE RECEIVED BY THE EXCHANGE AGENT BY 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 13, 1999 (THE "ELECTION DEADLINE"), OR TO PROPERLY COMPLETE, SIGN AND DELIVER THE ACCOMPANYING NOTICE OF GUARANTEED DELIVERY TO THE EXCHANGE AGENT BY THE ELECTION DEADLINE, AND TO COMPLY WITH THE PROCEDURES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND THE INSTRUCTIONS TO THE ELECTION FORM OR NOTICE OF GUARANTEED DELIVERY, WILL CAUSE SUCH STOCKHOLDER TO BE DEEMED TO HAVE MADE A "NO-ELECTION," WHICH WILL RESULT IN SUCH STOCKHOLDER RECEIVING EITHER CASH, SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF DCB ("DCB COMMON STOCK"), OR A COMBINATION THEREOF, DEPENDING UPON THE ELECTIONS MADE BY OTHER HOLDERS OF FIBC COMMON STOCK. IF AN FIBC STOCKHOLDER IS DEEMED TO HAVE MADE A NO-ELECTION AND IF EITHER (I) THE NUMBER OF SHARES OF FIBC COMMON STOCK WITH RESPECT TO WHICH "CASH ELECTIONS" ARE MADE EXCEEDS THE NUMBER OF SHARES WHICH CAN BE CONVERTED INTO CASH OR (II) THE NUMBER OF SHARES OF FIBC COMMON STOCK WITH RESPECT TO WHICH "STOCK ELECTIONS" ARE MADE EXCEEDS THE NUMBER OF SHARES WHICH CAN BE CONVERTED INTO SHARES OF DCB COMMON STOCK, SUCH STOCKHOLDER WILL RECEIVE THE FORM OF CONSIDERATION THAT WAS NOT OVERSUBSCRIBED.

  ALL ELECTION FORMS AND NOTICES OF GUARANTEED DELIVERY MUST BE ACTUALLY RECEIVED BY THE EXCHANGE AGENT AT ONE OF THE PROPER LOCATIONS LISTED BELOW BY THE ELECTION DEADLINE. THE EXCHANGE AGENT AND THE PROPER LOCATIONS ARE:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

             BY MAIL:                       BY HAND:                 BY OVERNIGHT DELIVERY:

           P.O. Box 3301            120 Broadway, 13th Floor           85 Challenger Road
   South Hackensack, New Jersey
               07606                New York, New York 10271           Mail Drop--Reorg.
     Attention: Reorganization             Attention:          Ridgefield Park, New Jersey 07660
             Department                  Reorganization            Attention: Reorganization
                                           Department                      Department

  It is recommended that certificates be sent via certified mail, return receipt requested, and appropriately insured.

  If you have any questions, you should contact the Information Agent, ChaseMellon Shareholder Services, L.L.C., toll-free at (800) 414-2879.

  STOCK CERTIFICATES REPRESENTING THE SHARES OF DCB COMMON STOCK ISSUED IN THE MERGER, CHECKS IN PAYMENT OF FRACTIONAL SHARES, AND CHECKS IN PAYMENT OF CASH PAID IN THE MERGER ARE EXPECTED TO BE DISTRIBUTED PROMPTLY AFTER THE MERGER IS COMPLETED.

                              RECENT DEVELOPMENTS

  The Merger Agreement provides that FIBC may pay a special dividend (the "Special Dividend") on FIBC Common Stock prior to the effective time of the Merger, in an amount not to exceed $1.00 per share, in the event that Financial Federal Savings Bank ("Financial Federal") receives sufficient cash proceeds from the disposition of a specified real estate investment prior to the effective time of the Merger. On November 25, 1998, Financial Federal disposed of the relevant real estate investment and on December 17, 1998 DCB and FIBC finalized the calculations necessary to determine the amount of the Special Dividend which FIBC would be permitted to pay to its stockholders under the terms of the Merger Agreement. Pursuant to these calculations, FIBC will be permitted to pay a $1.00 per share cash dividend to its stockholders. The FIBC Board currently expects to declare the $1.00 per share dividend only after DCB receives Office of Thrift Supervision ("OTS") approval of the Merger and the parties set a closing date for the transaction. The FIBC Board currently intends that the Special Dividend will be payable shortly after the closing date of the Merger to FIBC stockholders of record immediately prior to the close of business on the closing date. FIBC currently intends to set aside, prior to the closing of the Merger, funds sufficient to pay the Special Dividend. See "THE MERGER--Regulatory Approvals" and "--Effective Time."

  Assuming that the Special Dividend will be declared and paid as described above, DCB intends to take the position that the Special Dividend and the Merger should be treated as a single integrated transaction for federal income tax purposes and that the cash received by a stockholder of FIBC from the Special Dividend should be treated as cash consideration received by such stockholder for his or her FIBC Common Stock in the Merger (see "THE MERGER-- Material Federal Income Tax Consequences--Exchange of FIBC Common Stock for DCB Common Stock and Cash" in the Proxy Statement-Prospectus), although other characterizations are possible, including treating the cash received as a dividend to such stockholder to the extent of FIBC's current or accumulated earnings and profits. Each FIBC stockholder is urged to consult his or her tax advisor regarding the federal, state, local, foreign and other tax consequences of the Special Dividend and the Merger.

                                   THE MERGER

STOCKHOLDER APPROVAL OF THE MERGER

  The Agreement and Plan of Merger, dated as of July 18, 1998, between DCB and FIBC (the "Merger Agreement") was approved and adopted by the requisite vote of stockholders of FIBC at the Special Meeting of Stockholders of FIBC held on December 18, 1998 (the "Special Meeting").

REGULATORY APPROVALS

  The regulatory approvals and consents necessary to consummate the Merger include the approval of the OTS. The application for approval of the transactions contemplated by the Merger Agreement was submitted to the OTS on September 25, 1998 and was deemed completed on December 15, 1998. Neither DCB nor FIBC is aware of any fact or circumstance that would prevent receipt of the necessary regulatory approvals. HOWEVER, THERE CAN BE NO ASSURANCE THAT THE NECESSARY REGULATORY APPROVALS AND CONSENTS WILL BE OBTAINED, AND, IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF ANY SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT ANY SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED UNDER THE CAPTION "THE MERGER--REGULATORY APPROVALS" AND "--CONDITIONS TO THE CONSUMMATION OF THE MERGER" IN THE PROXY STATEMENT-PROSPECTUS.

EFFECTIVE TIME

  The Merger will become effective at the date and time (the "Effective Time") set forth in the Certificate of Merger that will be filed with the Secretary of State of the State of Delaware in accordance with applicable law. The Merger Agreement provides that the Certificate of Merger will be filed no earlier than two and not more than five business days following the satisfaction or waiver of the latest to occur of the conditions specified in the Merger Agreement, unless another date is agreed to by DCB and FIBC; provided, that in no event will the Effective Time be earlier than January 5, 1999. See "THE MERGER--Conditions to Consummation of the Merger" in the Proxy Statement-Prospectus. DCB and FIBC anticipate that the Effective Time will occur by the end of January, 1999.

CONSIDERATION FOR FIBC SHARES

  General. Upon consummation of the Merger, each outstanding share of FIBC Common Stock (other than Dissenters' Shares, as defined below) will be converted into the right to receive, at the election of the holder thereof and subject to the election, allocation and proration procedures set forth in the Merger Agreement, either shares of DCB Common Stock or cash, in each case as determined pursuant to the Merger Agreement. The number of shares of DCB Common Stock to be received by FIBC stockholders per share of FIBC Common Stock in the Merger is sometimes referred to herein as the "Stock Consideration," and the amount of cash to be received by FIBC Stockholders per share of FIBC Common Stock in the Merger is sometimes referred to herein as the "Cash Consideration." The Stock Consideration and the Cash Consideration are sometimes referred to herein generally as the "Merger Consideration." See "-- Merger Consideration," "ELECTION, ALLOCATION AND PRORATION PROCEDURES-- Description of Elections," "--Election Procedures" and "--Allocation Procedures" below. Under the terms of the Merger Agreement, cash will be paid in lieu of the issuance of fractional shares of DCB Common Stock. In addition, for each share of DCB Common Stock issued in the Merger, the FIBC stockholder receiving such share also will receive the related preferred share purchase right (a "DCB Right") issued pursuant to the DCB Rights Agreement, dated as of April 9, 1998, between DCB and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

  The number of shares of DCB Common Stock constituting the Stock Consideration and the amount of cash constituting the Cash Consideration will be determined pursuant to a formula set forth in the Merger Agreement, which provides that so long as the Average Closing Price (defined below under "--Merger Consideration") is between $22.95 and $31.05, then the Merger Consideration, whether in the form of stock or cash, will have a value of $40.50 (with the Stock Consideration valued at the Average Closing Price for such purpose), and 50% of the total consideration to be paid to FIBC stockholders will consist of DCB Common Stock and 50% will consist of cash. If the Average Closing Price is less than $22.95 or greater than $31.05, then the value of the Merger Consideration will be adjusted, and the percentages of the total consideration consisting of DCB Common Stock and cash will change, all as set forth in the Merger Agreement and more fully described below under the caption "--Merger Consideration."

  THE FORM OF THE CONSIDERATION ULTIMATELY RECEIVED BY A STOCKHOLDER OF FIBC WILL DEPEND UPON THE ELECTION, ALLOCATION AND PRORATION PROCEDURES DESCRIBED BELOW AND THE ELECTIONS OF OTHER STOCKHOLDERS. ACCORDINGLY, NO GUARANTEE CAN BE GIVEN THAT THE ELECTION OF ANY GIVEN STOCKHOLDER OF FIBC WILL BE HONORED. In addition, because the tax consequences of receiving the Cash Consideration will differ from the tax consequences of receiving the Stock Consideration, FIBC stockholders are urged to read carefully the information set forth in the Proxy Statement-Prospectus under the caption "THE MERGER--Material Federal Income Tax Consequences."

  Merger Consideration. The Merger Agreement provides that each share of FIBC Common Stock issued and outstanding at the Effective Time will be converted into the right to receive, at the election of the holder thereof, either:

  (i)a number of shares of DCB Common Stock (together with the number of DCB Rights associated therewith) equal to the Final Exchange Ratio (as defined below), or

  (ii) cash in an amount equal to the Per Share Consideration (as defined below).

  For purposes of determining the amount of the Merger Consideration each holder of FIBC Common Stock will be entitled to receive, the following definitions will apply:

    "Aggregate Cash Consideration" means the product obtained by multiplying
  (x) the Outstanding Shares Number by (y) $20.25, as such amount may be adjusted as described below.

    "Aggregate Merger Consideration" means the sum of (x) the Aggregate Cash Consideration and (y) the Aggregate Stock Consideration.

    "Aggregate Stock Consideration" means (w) 0.5 multiplied by (x) the Outstanding Shares Number multiplied by (y) the Average Closing Price multiplied by (z) the Preliminary Stock Ratio.

    "Average Closing Price" means the average of the closing sale prices per share for DCB Common Stock as reported on the Nasdaq National Market during the ten consecutive trading-day period (the "Pricing Period") during which the shares of DCB Common Stock are traded on the Nasdaq National Market ending on the tenth business day immediately prior to the anticipated Effective Time.

    "Final Exchange Ratio" means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Average Closing Price.

    "Outstanding Shares Number" means the number of shares of FIBC Common Stock issued and outstanding immediately prior to the Effective Time.

    "Per Share Consideration" means the quotient obtained by dividing the Aggregate Merger Consideration by the Outstanding Shares Number.

    "Preliminary Stock Ratio" means the quotient, rounded to the nearest ten-thousandth, obtained by dividing $40.50 by the Average Closing Price; provided, that (i) if the Average Closing Price is equal to or greater than $31.05, the Preliminary Stock Ratio shall be 1.3043 (the "Minimum Stock Ratio"), and (ii) if the Average Closing Price is equal to or less than $22.95, the Preliminary Stock Ratio shall be 1.7647 (the "Maximum Stock Ratio").

  The following table sets forth the value of the Merger Consideration to be received by the holders of FIBC Common Stock, including the percentage of the total consideration that will consist of DCB Common Stock and the percentage that will consist of cash, at the Average Closing Price of DCB Common Stock specified.

         AVERAGE          PER SHARE        FINAL STOCK
      CLOSING PRICE     CONSIDERATION     EXCHANGE RATIO     %STOCK      % CASH
      -------------     -------------     --------------     ------      ------
         $32.00            $41.12             1.2850         50.75%      49.25%
         $31.05            $40.50             1.3043         50.00%      50.00%
         $30.00            $40.50             1.3500         50.00%      50.00%
         $28.00            $40.50             1.4464         50.00%      50.00%
         $26.00            $40.50             1.5577         50.00%      50.00%
         $24.00            $40.50             1.6875         50.00%      50.00%
         $22.95            $40.50             1.7647         50.00%      50.00%
         $22.00            $39.66             1.8027         48.94%      51.06%
         $21.00            $38.78             1.8467         47.78%      52.22%
         $20.25            $38.12             1.8825         46.88%      53.12%
         $20.00            $37.90             1.8950         46.57%      53.43%
         $19.00            $37.01             1.9479         45.29%      54.71%
         $18.00            $36.13             2.0072         43.95%      56.05%

  Notwithstanding the foregoing, if the percentage of the total consideration that will consist of DCB Common Stock is below 50% and either Thacher Proffitt & Wood or Skadden, Arps, Slate, Meagher & Flom LLP is unable to render its tax opinion, as described in the Proxy Statement-Prospectus under the caption "THE MERGER--Material Federal Income Tax Consequences," as a result of the Merger potentially failing to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the

"Code"), then DCB will reduce the Aggregate Cash Consideration, and correspondingly increase the Aggregate Stock Consideration, to the minimum extent necessary to enable Thacher Proffitt & Wood or Skadden, Arps, Slate, Meagher & Flom LLP, as the case may be, to render its tax opinion.

  Assuming the Pricing Period ended on July 17, 1998 (the last trading day prior to announcement of the Merger), the Average Closing Price would be $26.66, the Stock Consideration would be equal to 1.5194 shares of DCB Common Stock and the Cash Consideration would be $40.50. Assuming the Pricing Period ended on December 16, 1998 (the latest practicable trading date prior to the mailing of this Prospectus Supplement), the Average Closing Price would be $23.48, the Stock Consideration would be equal to 1.7249 shares of DCB Common Stock per share of FIBC Common Stock and the Cash Consideration would be $40.50. It is expected that the market price of DCB Common Stock will fluctuate between the date of this Prospectus Supplement and the date on which the Merger is consummated and thereafter. Because the aggregate number of shares of DCB Common Stock to be received by FIBC stockholders in the Merger will be fixed following determination of the Average Closing Price (subject to possible adjustment in the circumstances described herein) and because the market price of DCB Common Stock is subject to fluctuation, the value of the shares of DCB Common Stock that a holder of FIBC Common Stock may receive in the Merger may increase or decrease prior to the consummation of the Merger.

  For example, assuming the Average Closing Price was $23.48 (based on a pricing period ending December 16, 1998, the latest practicable trading day prior to mailing this Prospectus Supplement), then the Final Exchange Ratio would be 1.7249 shares of DCB Common Stock per share of FIBC Common Stock and the value of the DCB Common Stock would be $40.50 per share of FIBC Common Stock (based on the Average Closing Price).

  . If the market value of DCB Common Stock increased to $25.50 subsequent to the determination of the Average Closing Price, then the value of the DCB Common Stock received would increase by $3.48 per share of FIBC Common Stock, and, as a result, would be greater than the $40.50 per share of FIBC Common Stock received under the cash payment alternative.

  . If the market value of DCB Common Stock decreased to $21.50 subsequent to the determination of the Average Closing Price, then the value of the DCB Common Stock received would decrease by $3.42 per share of FIBC Common Stock, and, as a result, would be less than the $40.50 per share received under the cash payment alternative.

Each holder of FIBC Common Stock is urged to check current market price information of DCB Common Stock prior to making an election. DCB Common Stock trades on the National Market System of the Nasdaq Stock Market under the symbol "DCOM." For further information concerning the historical prices of DCB Common Stock, see "THE MERGER--Market Prices And Dividends."

  If the Average Closing Price is less than $20.25, then the FIBC Board of Directors ("FIBC Board") will have the right to terminate the Merger Agreement unless, following receipt of FIBC's notice of termination, DCB elects to increase the Per Share Consideration to be received by FIBC's stockholders to at least $38.12 for each share of FIBC Common Stock. During the period following the execution of the Merger Agreement and preceding the mailing of the Proxy Statement-Prospectus, there was substantial volatility in United States and foreign stock markets. During this time, the price of a share of DCB Common Stock, as reported on the Nasdaq Stock Market, was, from time-to-time, below $20.25. Following approval of the Merger Agreement by the FIBC stockholders at the Special Meeting, the FIBC Board may elect not to terminate the Merger Agreement and to consummate the Merger without resoliciting the FIBC stockholders if the Average Closing Price is less than or equal to $20.25, even though the Per Share Consideration would be less than $38.12. The FIBC Board has not yet determined what action it might take under the Merger Agreement if the Average Closing Price is less than or equal to $20.25. In such a situation, in considering whether to consummate the Merger without the resoliciation of the FIBC stockholders, the FIBC Board will, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisor and its legal counsel.

  DCB is under no obligation to increase the Per Share Consideration, and there can be no assurance that DCB would elect to increase the Per Share Consideration if the FIBC Board were to exercise its right to terminate the Merger Agreement. Any such decision would be made by the DCB Board of Directors ("DCB Board"), consistent with its fiduciary duties, taking into account all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial advisor and its legal counsel. If the DCB Board elects to increase the Per Share Consideration as set forth in the Merger Agreement and as described above, it must give FIBC prompt notice of such election and of its proposed increase in the Per Share Consideration, in which case no termination of the Merger Agreement would occur. See "THE MERGER--Termination" in the Proxy Statement-Prospectus.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  It is intended that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Consummation of the Merger is conditioned upon receipt by DCB of an opinion of Thacher Proffitt & Wood and receipt by FIBC of an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, each dated as of the Effective Time, substantially to such effect. In general, it is expected that (i) no gain or loss will be recognized by DCB or FIBC as a result of the Merger and (ii) except where any Cash Consideration or cash in lieu of a fractional share interest in DCB Common Stock is received, no gain or loss will be recognized by holders of FIBC Common Stock as a result of the receipt of shares of DCB Common Stock in exchange for their shares of FIBC Common Stock.

  Because the tax consequences of receiving cash, DCB Common Stock or a combination thereof will differ, stockholders of FIBC are urged to read carefully the information in the Proxy Statement-Prospectus under the caption "THE MERGER--Material Federal Income Tax Consequences."

MARKET PRICES AND DIVIDENDS

  DCB Common Stock is included for quotation on the Nasdaq National Market (symbol: "DCOM"). The following table sets forth the high and low sale prices of shares of DCB Common Stock as reported on the Nasdaq National Market, and the quarterly cash dividends declared per share, for the periods indicated.

                                                          DCB
                                                     COMMON STOCK
                                                 ------------------------------
                                                 HIGH     LOW      DIVIDENDS(1)
                                                 ----     ---      ------------
     1996
      Quarter ended March 31.................... N/A      N/A            N/A
      Quarter ended June 30..................... 11 1/4   11 11/16       N/A
      Quarter ended September 30................ 14       11 3/4         N/A
      Quarter ended December 31................. 15 1/8   13 1/4         N/A
     1997
      Quarter ended March 31.................... 19 5/8   14 1/2         N/A
      Quarter ended June 30..................... 20       16 5/8      $0.045
      Quarter ended September 30................ 20 3/8   19 9/16        N/A
      Quarter ended December 31................. 25 1/2   19 3/16       0.06
     1998
      Quarter ended March 31.................... 25 1/8   19 7/8        0.08
      Quarter ended June 30..................... 29 5/16  25            0.09
      Quarter ended September 30................ 28       15 1/4        0.10
      Quarter ending December 31
       (through December 16, 1998).............. 28 7/16  14 3/4        0.12

--------
(1) Pursuant to the Merger Agreement, DCB may not, without the prior written consent of FIBC, declare or pay any dividend on the DCB Common Stock, except for normal quarterly dividends, in excess of $0.15 per share.

  The following table sets forth the last reported sale price per share of DCB Common Stock on (i) July 17, 1998, the last business day preceding public announcement of the signing of the Merger Agreement; and (ii) December 16, 1998, the latest practicable date prior to the mailing of this Prospectus
Supplement:

                                                      DCB      EQUIVALENT PRICE
                                                  COMMON STOCK PER FIBC SHARE(1)
                                                  ------------ -----------------
      July 17, 1998(2)...........................   $26 1/8         $40.50
      December 16, 1998(3).......................   $20 7/8         $36.01

--------
(1) The equivalent prices per share of FIBC Common Stock on July 17, 1998 and on December 16, 1998, respectively, were determined by multiplying an assumed exchange ratio of 1.5500 and 1.7249, respectively, (based on the formulas set forth in the Merger Agreement, see "--Consideration for FIBC Shares"), by the closing price of DCB Common Stock on the relevant date.
(2) On July 17, 1998, the high and low sales prices of DCB Common Stock were $26 9/16 and $26 1/8, respectively, as reported on the Nasdaq National Market.
(3) On December 16, 1998, the high and low sales prices of DCB Common Stock were $21 3/4 and $20 7/8, respectively, as reported on the Nasdaq National Market.

  FIBC STOCKHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR DCB COMMON STOCK. The market price of DCB Common Stock will fluctuate between the date of this Prospectus Supplement and the Election Deadline and thereafter. No assurance can be given concerning the market price of DCB Common Stock before or after the Election Deadline.

CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS

  At the Effective Time, stockholders of FIBC who receive shares of DCB Common Stock will continue to have their rights governed by the General Corporation Law of the State of Delaware (the "DGCL"), but will be governed by the Certificate of Incorporation and Bylaws of DCB, rather than by the Certificate of Incorporation and Bylaws of FIBC. Although the rights of stockholders of each of DCB and FIBC are governed by the DGCL, the rights of stockholders of DCB differ from the rights of stockholders of FIBC with respect to certain matters set forth in their respective certificates of incorporation or bylaws. For a summary of these differences, see "COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS" in the Proxy Statement-Prospectus.

DESCRIPTION OF DIME COMMUNITY BANCSHARES, INC. CAPITAL STOCK

  For a description of DCB's capital stock, including the DCB Common Stock, see "DESCRIPTION OF DCB CAPITAL STOCK" and "COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS" in the Proxy Statement-Prospectus.

                 ELECTION, ALLOCATION AND PRORATION PROCEDURES

  The following is a summary of information concerning the election, allocation and proration procedures that are applicable to the Merger. The procedures for completing the enclosed Election Form are described in detail in such Election Form and the accompanying instructions, which stockholders are urged to read carefully. The terms of the election, allocation and proration procedures that follow are set forth in the Merger Agreement and are also described in the Proxy Statement-Prospectus under the heading "THE MERGER."

DESCRIPTION OF ELECTIONS

  Each record holder of FIBC Common Stock is being asked to make an "Election" to receive either (i) the Stock Consideration for each share of FIBC Common Stock held or (ii) the Cash Consideration for each share of FIBC Common Stock held. Notwithstanding the foregoing, no holder of FIBC Common Stock may elect to receive DCB Common Stock if such stockholder owns fewer than 50 shares of FIBC Common Stock. If a stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes his or her Election Form prior to the deadline for the submission of the Election Form, then the shares of FIBC Common Stock held by such stockholder will be designated "No Election Shares."

ELECTION PROCEDURES

  All elections will be required to be made on an Election Form and, if appropriate, a Notice of Guaranteed Delivery. To make an effective election with respect to shares of FIBC Common Stock, the holder thereof must, in accordance with the Election Form, (i) complete properly and return the Letter of Transmittal and Election Form to the Exchange Agent, (ii) either (a) deliver therewith his or her FIBC stock certificates with respect to such shares (or an appropriate guarantee of delivery thereof), or (b) complete the procedure for delivery by book-entry transfer of such shares on a timely basis, and (iii) deliver therewith any other required documents, prior to the Election Deadline.

  FIBC CERTIFICATES MUST BE RETURNED WITH THE ENCLOSED ELECTION FORM AND LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. If an FIBC stock certificate has been lost, stolen or destroyed, the holder is requested to immediately contact Registrar & Transfer, Co., FIBC's transfer agent, for instructions as to how to submit a valid Election. See "--Lost, Stolen or Destroyed Certificates."

  A holder of shares of FIBC Common Stock having a preference as to the form of consideration to be received for his or her shares of FIBC Common Stock should make an Election because shares as to which an Election has been made will be given priority in allocating such consideration over shares as to which an Election is not received. Neither FIBC, DCB nor their respective Boards make any recommendation as to whether stockholders should elect to receive the Cash Consideration or the Stock Consideration in the Merger. Each holder of FIBC Common Stock must make his or her own decision with respect to such election.

  Each holder of record is entitled to make an Election and submit an Election Form covering all shares of FIBC Common Stock actually held of record by such holder. Nominee record holders, which includes any nominee, any trustee or any other person that holds shares of FIBC Common Stock in any capacity whatsoever on behalf of another person or entity, are entitled to make a separate Election in each capacity, as well as an Election on behalf of each beneficial owner of shares of FIBC Common Stock held through such nominee record holder through proper instructions and documentation. Special rules are provided for Elections made by nominees and those who hold in various capacities. See Instruction 14 to the Election Form. Beneficial owners who are not record holders are not entitled to submit an Election Form but must make their Election through their record owner.

  Holders of FIBC Common Stock who wish to have certificates for DCB Common Stock or checks for fractional shares or cash to be paid in the Merger issued in names or mailed to addresses different than those of the record holders of FIBC Common Stock must comply with Instruction 10 to the Election Form.

  You may cause a written guarantee substantially in the form enclosed herewith (the "Notice of Guaranteed Delivery") by a member firm of an approved Signature Guarantee Medallion Program (an "Eligible Institution"), to be received by the Exchange Agent at or prior to the Election Deadline. Such Notice of Guaranteed Delivery must state your name, the number of FIBC shares represented by your stock certificate and the Election with respect to such shares, and the Eligible Institution must guarantee the delivery to the Exchange Agent of your stock certificate(s) within three (3) trading days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, your stock certificate(s) must be received by the Exchange Agent within three (3) trading days following the date of the Notice of Guaranteed Delivery relating thereto. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent.

  Neither a Cash Election nor a Stock Election will be effective if the Election Form or Notice of Guaranteed Delivery is not properly completed and signed (with signature guarantees, if required by the Election Form) by the record holder of shares of FIBC Common Stock for which an election is made, and actually received by the Exchange Agent at one of the proper locations specified in the Election Form or Notice of Guaranteed Delivery by the Election Deadline. For a Cash Election or a Stock Election to be effective, a properly completed and signed Election Form or Notice of Guaranteed Delivery must be received on time and be accompanied (or followed within three (3) trading days in the case of a Notice of Guaranteed Delivery) by the certificate or certificates representing all of the FIBC Common Stock held of record by the holder of record submitting the Election Form or Notice of Guaranteed Delivery. The Election Deadline is 5:00 p.m., New York City time, on January 13, 1999. Stockholders who do not indicate an election on the Election Form or Notice of Guaranteed Delivery are also asked to send in the certificate or certificates representing their FIBC Common Stock when they return their completed Election Form. Any Cash Election or Stock Election may be revoked, but only by written notice actually received by the Exchange Agent at one of the proper locations specified in the Election Form by January 13, 1999. See Instruction 2 to Election Form.

  DCB and the Exchange Agent shall be entitled to rely upon FIBC's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any FIBC stock certificate, DCB and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

  DCB has the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Election Forms and revocations. The decisions of DCB or of the Exchange Agent with respect to the effectiveness of any Election Form or revocation will be conclusive and binding. Allocations will be made by the Exchange Agent and will be conclusive and binding on holders of FIBC Common Stock.

  IF A STOCKHOLDER DOES NOT MAKE AN EFFECTIVE CASH ELECTION OR STOCK ELECTION WITH RESPECT TO RECEIVING EITHER DCB COMMON STOCK OR CASH FOR ALL OF SUCH STOCKHOLDER'S SHARES (I.E. IF THE STOCKHOLDER FAILS TO SEND TO THE EXCHANGE AGENT FIBC STOCK CERTIFICATES WITH A PROPERLY COMPLETED AND SIGNED ELECTION FORM OR THE EXCHANGE AGENT DOES NOT ACTUALLY RECEIVE THE PROPER DOCUMENTS AT ONE OF THE PROPER LOCATIONS SPECIFIED IN THE ELECTION FORM BY THE ELECTION DEADLINE), THEN THE STOCKHOLDER WILL BE DEEMED TO HAVE MADE A NO-ELECTION. NEITHER DCB NOR THE EXCHANGE AGENT WILL BE UNDER ANY OBLIGATION TO NOTIFY ANY PERSON OF ANY DEFECT IN AN ELECTION FORM OR REVOCATION SUBMITTED TO THE EXCHANGE AGENT.

ALLOCATION PROCEDURES

  If the Aggregate Cash Consideration is greater than the Per Share Consideration multiplied by the total number of Cash Election Shares (the "Cash Election Amount"), then:

    (i) all Cash Election Shares will be converted into the right to receive an amount of cash equal to the Per Share Consideration;

    (ii) the Exchange Agent will select, on a pro rata basis, first from among the holders of No Election Shares and then, if necessary, from among the holders of Stock Election Shares, a sufficient number of such shares ("Cash Designee Shares") such that the sum of the Cash Designee Shares and the Cash Election Shares multiplied by the Per Share Consideration equals as closely as practicable the Aggregate Cash Consideration (the Cash Designee Shares will be converted into the right to an amount of cash equal to the Per Share Consideration); and

    (iii) any Stock Election Shares and any No Election Shares, in each case, not so selected as Cash Designee Shares will be converted into the right to receive DCB Common Stock at the Final Exchange Ratio.

If the Aggregate Cash Consideration is less than the Cash Election Amount, then:

    (i) all Stock Election Shares and all No Election Shares will be converted into the right to receive DCB Common Stock at the Final Exchange Ratio;

    (ii) the Exchange Agent will select, on a pro rata basis from among the holders of Cash Election Shares, a sufficient number of such shares ("Stock Designee Shares") such that the number of Stock Designee Shares multiplied by the Per Share Consideration equals as closely as practicable the difference between the Cash Election Amount and the Aggregate Cash Consideration (the Stock Designee Shares shall be converted into the right to receive DCB Common Stock at the Final Exchange Ratio); and

    (iii) any Cash Election Shares not so selected as Stock Designee Shares shall be converted into the right to receive an amount of cash equal to the Per Share Consideration.

  The pro rata selection process to be used by the Exchange Agent will consist of such equitable pro ration processes as shall be mutually determined by DCB and FIBC.

DISSENTING STOCKHOLDERS

  Any shares as to which appraisal rights have been asserted and not withdrawn ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder's FIBC Common Stock shall be deemed to be No Election Shares and shall be subject to the allocation and proration procedures described herein. See "THE MERGER--Appraisal Rights" in the Proxy Statement-Prospectus.

MISCELLANEOUS

  If DCB effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction prior to the Effective Time, an appropriate adjustment to the consideration will be made.

  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of DCB Common Stock shall be issued upon the surrender for exchange of FIBC stock certificates, no dividend or distribution with respect to DCB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of DCB. In lieu of the issuance of any such fractional share, DCB shall pay to each former stockholder of FIBC who otherwise would be entitled to receive a fractional share of DCB Common Stock an amount in cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a share of DCB Common Stock which such holder would otherwise be entitled to receive pursuant to the Merger Agreement.

  Upon consummation of the Merger, any shares of FIBC Common Stock that are owned by FIBC as treasury stock or that are held directly or indirectly by DCB, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect thereto and such shares will not be considered for purposes of the foregoing.

DELIVERY OF DCB COMMON STOCK AND CASH

  After the completion of the foregoing election, allocation and proration procedures, each holder of an FIBC stock certificate who surrenders to the Exchange Agent such certificate or certificates will be entitled, upon acceptance of such certificates by the Exchange Agent, to (i) a certificate or certificates representing the number of full shares of DCB Common Stock and/or the amount of cash into which the aggregate number of shares of FIBC Common Stock previously represented by such surrendered certificate or certificates has been converted pursuant to the Merger Agreement and (ii) any other distribution theretofore paid with respect to the DCB Common Stock issuable to such holder in the Merger, in each case without interest. The Exchange Agent will accept such FIBC stock certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. It is expected that the Exchange Agent will distribute DCB Common Stock and cash with respect to shares of FIBC Common Stock covered by effective Election Forms promptly after the Merger is completed.

  At or prior to the Effective Time, DCB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of FIBC Common Stock, certificates representing the shares of DCB Common Stock, the cash in lieu of fractional shares and an amount of cash sufficient to pay the Aggregate Cash Consideration (such cash and certificates for shares of DCB Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued or paid pursuant to the Merger Agreement in exchange for shares of FIBC Common Stock.

  As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of an FIBC stock certificate who has not previously surrendered such FIBC stock certificate, with a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the FIBC stock certificates shall pass, only upon delivery of the FIBC stock certificates to the Exchange Agent) and instructions for use in effecting the surrender of the FIBC stock certificates in exchange for the Merger Consideration into which the shares of FIBC Common Stock represented by such FIBC stock certificate shall have been converted pursuant to the Merger Agreement. Upon surrender of an FIBC stock certificate for exchange and cancellation to the Exchange Agent, together with a duly executed Letter of Transmittal, the holder of such FIBC stock certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of FIBC Common Stock shall have become entitled pursuant to the Merger, and the FIBC stock certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash constituting Merger Consideration (including the cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of FIBC stock certificates.

  No dividends or other distributions declared after the Effective Time with respect to DCB Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered FIBC stock certificate with respect to the shares of DCB Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder, until the holder shall surrender such FIBC stock certificate. After the surrender of any such FIBC stock certificate, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of DCB Common Stock, if any, represented by such FIBC stock certificate.

  After the Effective Time, there shall be no transfers on the stock transfer books of FIBC of the shares of FIBC Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, FIBC stock certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as provided herein and pursuant to the Merger Agreement.

  Any portion of the Exchange Fund that remains unclaimed by the stockholders of FIBC for 12 months after the Effective Time shall be paid to DCB. Any stockholders of FIBC who have not theretofore exchanged their FIBC stock certificates shall thereafter look only to DCB for payment of the cash, shares of DCB Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the DCB Common Stock deliverable in respect of each share of FIBC Common Stock such stockholder holds as determined pursuant to the Merger Agreement, in each case, without any interest thereon. If outstanding FIBC stock certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of DCB (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of DCB, FIBC, the Exchange Agent or any other person shall be liable to any former holder of shares of FIBC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

LOST, STOLEN OR DESTROYED CERTIFICATES

  In the event any FIBC stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such FIBC stock certificate to be lost, stolen or destroyed and, if required by DCB, the posting by such person of a bond in such amount as DCB may direct as indemnity against any claim that may be made against it with respect to such FIBC stock certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed FIBC stock certificate the cash and/or shares of DCB Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to the Merger Agreement. See Instruction 12 to the Election Form.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF DCB

  Set forth below is selected consolidated financial and other data of DCB, which is based on, and qualified in its entirety by, the consolidated financial statements of DCB and subsidiary, including the notes thereto, that are incorporated by reference in the Proxy Statement-Prospectus and should be read in conjunction therewith. The selected consolidated financial and other data for DCB at and for the three-month periods ended September 30, 1998 and September 30, 1997 were not audited, but, in the opinion of management, contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results for such periods. The results of operations for the three-month period ended September 30, 1998 are not necessarily indicative of the results of operations to be expected for the remainder of the year or any other interim period.

                              AT                          AT JUNE 30,
                         SEPTEMBER 30, --------------------------------------------------
                             1998         1998       1997       1996(1)   1995     1994
                         ------------- ---------- ---------- ---------- -------- --------
                          (UNAUDITED)                    (IN THOUSANDS)
SELECTED FINANCIAL
 CONDITION DATA:
Total assets(2).........   $1,743,657  $1,623,926 $1,315,026 $1,371,821 $662,739 $646,458
Loans, net(3)...........    1,013,658     938,046    739,858    575,874  424,680  427,960
Mortgage-backed
 securities(4)..........      460,652     410,589    308,525    209,941   91,548   94,356
Investment
 securities(2)(4).......      174,780     174,551    168,596    392,450  101,695   86,686
Federal funds sold(2)...       24,732       9,329     18,902    115,130   17,809    7,029
Goodwill................       23,427      24,028     26,433     28,438      --       --
Deposits................    1,025,135   1,038,342    963,395    950,114  554,841  546,761
Borrowings..............      473,942     360,106    139,543     27,708   17,820   17,871
Stockholders'
 equity(5)..............      180,074     186,349    190,889    213,071   77,067   67,919
Tangible stockholders'
 equity(5)..............      152,767     159,558    162,361    184,188   76,321   67,646

                           FOR THE THREE
                           MONTHS ENDED
                           SEPTEMBER 30,        FOR THE YEAR ENDED JUNE 30,
                          --------------- -----------------------------------------
                           1998    1997     1998    1997   1996(1)   1995    1994
                          ------- ------- -------- ------- -------  ------- -------
                            (UNAUDITED)                (IN THOUSANDS)
SELECTED OPERATING DATA:
Interest income.........  $29,583 $24,728 $106,464 $89,030 $52,619  $49,223 $49,821
Interest expense on
 deposits and
 borrowings.............   16,983  12,702   56,935  41,564  23,516   18,946  17,594
                          ------- ------- -------- ------- -------  ------- -------
Net interest income.....   12,600  12,026   49,529  47,466  29,103   30,277  32,227
Provision for losses....       60     525    1,635   4,200   2,979    2,950   4,105
                          ------- ------- -------- ------- -------  ------- -------
Net interest income
 after provision for
 loan losses............   12,540  11,501   47,894  43,266  26,124   27,327  28,122
Non-interest income.....    1,254     981    7,007   4,133   1,375    1,773   2,267
Non-interest
 expense(6).............    6,692   6,746   29,937  27,492  14,021   14,053  12,714
                          ------- ------- -------- ------- -------  ------- -------
Income before income tax
 expense and cumulative
 effect of changes in
 accounting principle...    7,102   5,736   24,964  19,907  13,478   15,047  17,675
Income tax expense(7)...    3,119   2,898   11,866   7,591   6,181    6,621   8,211
                          ------- ------- -------- ------- -------  ------- -------
Income before cumulative
 effect of changes in
 accounting principle...    3,983   2,838   13,098  12,316   7,297    8,426   9,464
Cumulative effect on
 prior years of changing
 to a different method
 of accounting for:
 Income taxes(8)........      --      --       --      --      --       --     (383)
 Postretirement benefits
  other than
  pensions(9)...........      --      --       --      --   (1,032)     --      --
                          ------- ------- -------- ------- -------  ------- -------
 Net Income(10).........  $ 3,983 $ 2,838 $ 13,098 $12,316 $ 6,265  $ 8,426 $ 9,081
                          ======= ======= ======== ======= =======  ======= =======

                                                    (see notes on the next page)

                          AT OR FOR THE
                          THREE MONTHS
                              ENDED      AT OR FOR THE YEAR ENDED JUNE 30,
                          SEPTEMBER 30, ----------------------------------------
                              1998        1998     1997    1996    1995    1994
                          ------------- --------  ------  ------  ------  ------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER
                           (UNAUDITED)               SHARE DATA)
SELECTED FINANCIAL
 RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
Return on average
 assets(10)(11)(12).....       0.96%        0.90%   1.00%   1.07%   1.33%   1.46%
Return on average
 stockholders'
 equity(10)(11)(12).....       8.74         7.06    5.94    9.07   11.50   14.66
Return on average
 tangible stockholders'
 equity(10)(11)(12).....      10.26         8.24    6.84   11.84   11.53   14.66
Stockholders' equity to
 total assets at end of
 period.................      10.33        11.48   14.52   15.53   11.63   10.51
Tangible equity to
 tangible assets at end
 of period..............       8.90         9.99   12.62   13.72   11.53   10.47
Loans to deposits at end
 of period..............     100.05        91.50   77.91   61.43   77.47   78.94
Average interest rate
 spread(13).............       2.66         2.97    3.38    3.85    4.51    4.80
Net interest
 margin(14).............       3.15         3.56    4.07    4.41    4.91    5.12
Average interest-earning
 assets to average
 interest-bearing
 liabilities............     112.79       114.38  119.33  115.68  113.15  111.50
Non-interest expense to
 average
 assets(10)(11).........       1.62         2.05    2.24    2.06    2.21    1.97
Core non-interest
 expense to average
 assets(11)(16).........       1.47         1.73    1.87    2.06    2.21    1.97
Efficiency
 ratio(10)(15)..........      49.23        56.09   54.32   45.98   44.11   37.63
Core efficiency
 ratio(15)(16)..........      44.81        47.39   45.55   45.98   44.11   37.63
PER SHARE DATA:
Diluted Earnings per
 share(10)..............     $ 0.35     $   1.09  $ 0.95     N/A     N/A     N/A
Cash dividends per
 share..................       0.10         0.23   0.045      -      N/A     N/A
Book value per share....      15.37        15.30   14.58  $14.65     N/A     N/A
Tangible book value per
 share..................      13.04        13.10   12.40   12.66     N/A     N/A
CASH EARNINGS
 INFORMATION:
Cash return on average
 assets(11)(12)(17).....       1.29%        1.31%   1.36%   1.07%   1.33%   1.46%
Cash return on average
 stockholders'
 equity(11)(12)(17).....      11.76        10.30    8.06    9.07   11.50   14.66
Cash return on average
 tangible stockholders'
 equity(11)(12)(17).....      13.80        12.01    9.27    9.07   11.50   14.66
Cash earnings per
 share(17)..............     $ 0.47     $   1.74  $ 1.29     N/A     N/A     N/A
ASSET QUALITY RATIOS AND
 OTHER DATA:
Total non-performing
 loans(18)..............     $1,225     $    884  $3,190  $6,551  $5,073  $6,248
Other real estate owned,
 net....................        536          825   1,697   1,946   4,466   8,200
Non-performing loans to
 total loans............       0.12%        0.09%   0.43%   1.12%   1.18%   1.45%
Non-performing loans and
 real estate owned to
 total assets...........       0.10         0.11    0.37    0.62    1.44    2.23
ALLOWANCE FOR LOAN
 LOSSES TO:
Non-performing loans....     978.86%    1,365.95% 336.24% 119.25% 101.99%  58.15%
Total loans(19).........       1.17         1.27    1.43    1.34    1.20    0.84
REGULATORY CAPITAL
 RATIOS: (DIME OF
 WILLIAMSBURGH ONLY)
Tangible capital........       7.83%        8.32%   9.86%   9.49%  11.53%  10.47%
Core capital............       7.83         8.32    9.87    9.50   11.56   10.51
Risk-based capital......      15.84        16.58   19.99   21.24   22.18   19.83
FULL SERVICE BRANCHES...         14           14      15      15       7       7

--------
 (1) Since the acquisition of Conestoga Bancorp, Inc. was completed at June 26, 1996, its contribution to the company's earnings and the effect upon average balance computations for fiscal year ended June 30, 1996 were not material.

 (2) At June 30, 1996, investment securities and federal funds sold include $125.0 million and $6.1 million respectively, of excess proceeds resulting from the oversubscription to DCB's initial public offering. The excess proceeds were refunded on July 1, 1996.

 (3) Loans, net, represents gross loans less net deferred loan fees and allowance for loan losses.

 (4) DCB has classified its securities as "held-to-maturity" or "available for sale" since July 1, 1994, when it adopted SFAS No. 115, "Accounting for Investments in Debt and Equity Securities." Amount includes investment in Federal Home Loan Bank of New York ("FHLBNY") capital stock.

 (5) Stockholders' equity and tangible stockholders' equity increased from June 30, 1995 to June 30, 1996 primarily due to the initial public offering.

 (6) Excluding a non-recurring charge of $2.0 million related to the recapitalization of the SAIF non-interest expense was $25.5 million during the year ended June 30, 1997.

 (7) Excluding non-recurring New York State and New York City income tax recoveries of $1.9 million and $1.0 million, respectively, income tax expense was $10.5 million during the fiscal year ended June 30, 1997.
                                                  (notes continued on next page)

 (8) Pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," on July 1, 1993, DCB changed prospectively to the deferred method of accounting for income taxes. The effect of the adoption of this standard is reflected in the selected operating data as the cumulative effect of adopting a change in accounting principles.

 (9) DCB adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" effective July 1, 1995. DCB elected to record the full accumulated postretirement benefit obligation upon adoption. This resulted in a cumulative effect adjustment of $1,032,000 (after reduction for income taxes of $879,000) to apply retroactively to previous years the new method of accounting, which is shown in the consolidated statement of income for the year ended June 30, 1996.

(10) Excluding the effects of the SAIF special assessment and the recovery of New York State and City deferred income taxes previously provided, net income would have been $10.5 million, and the return on average assets, return on average stockholders' equity, return on average tangible stockholders' equity, non-interest expense to average assets, the efficiency ratio, and earnings per share would have been 0.86%, 5.08%, 5.85%, 2.07%, 50.30% and $0.81, respectively, for the year ended June 30, 1997.

(11) These ratios are based on average daily balances during the indicated periods. The ratios for the three months ended September 30, 1998 are annualized.

(12) Income before cumulative effect of changes in accounting principles is used to calculate return on average assets and return on average equity ratios.

(13) Average interest rate spread represents the difference between the weighted-average yield on interest-earnings assets and the weighted-average cost of interest-bearing liabilities.

(14) The net interest margin represents net interest income as a percentage of average interest-earning assets.

(15) The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income and non-interest income excluding any gains or losses on sales of assets.

(16) In calculating these ratios, amortization expense related to goodwill and the SAIF recapitalization charge are excluded from non-interest expense.

(17) In calculating these ratios, non-interest expense excludes expenses such as goodwill amortization and the after-tax effect of compensation expense related to DCB's stock benefit plans which are accretive to book value. Excluding the effects of the SAIF Special Assessment and the recovery of New York State and City deferred income taxes previously provided cash return on average assets, cash return on average stockholders' equity, cash return on average tangible stockholders' equity, and cash earnings per share would have been 1.21%, 7.19%, 8.28%, and $1.15 for the year ended June 30, 1997.

(18) Non-performing loans consist of non-accrual loans; DCB did not have any loans that were 90 days or more past due and still accruing at any of the dates presented. Non-performing loans do not include troubled-debt restructurings.

(19) Total loans represents loans, net, plus the allowance for loan losses.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF FIBC

  The following tables set forth selected historical consolidated financial and other data of FIBC for the five years ended September 30, 1998. Following the Merger, the combined company's fiscal year, like that of DCB, will end on June
30. The financial information of FIBC for the four years ended September 30, 1997 is based on, and qualified in its entirety by, the consolidated financial statements of FIBC and subsidiary, including the notes thereto, which are incorporated by reference in the Proxy Statement-Prospectus and should be read in conjunction therewith. The selected consolidated financial and other data of FIBC for the year ended September 30, 1998 was not audited, but in the opinion of management of FIBC, contains all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial condition and results for such period.

                     FINANCIAL BANCORP, INC. AND SUBSIDIARY

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

                                             AT SEPTEMBER 30,
                              -------------------------------------------------
                                 1998       1997     1996      1995      1994
                              ----------- -------- --------  --------  --------
                              (UNAUDITED)           (IN THOUSANDS)
SELECTED FINANCIAL CONDITION
DATA:
Total assets................   $318,611   $296,956 $266,763  $228,823  $171,642
Total loans receivable,
 net........................    196,027    153,292  140,314   110,062    83,505
Investments securities(1)...     54,599     71,986   56,406    40,359    17,801
Mortgage-backed
 securities(2)..............     48,921     47,878   54,853    62,008    49,839
Deposits....................    228,096    213,394  202,884   186,492   140,182
Borrowed funds..............     55,770     53,000   33,652    12,501       --
Stockholders' equity........     29,175     26,856   25,787    27,179    29,300
                                     FOR THE YEAR ENDED SEPTEMBER 30,
                              -------------------------------------------------
                                 1998       1997     1996      1995      1994
                              ----------- -------- --------  --------  --------
                              (UNAUDITED)            (IN THOUSANDS)
SELECTED OPERATING DATA:
Interest income.............   $ 21,965   $ 20,072 $ 17,823  $ 14,256  $ 10,490
Interest expense............     11,790     10,029    8,691     6,286     4,000
                               --------   -------- --------  --------  --------
Net interest income.........     10,175     10,043    9,132     7,970     6,490
Provision for loan losses...        401        427      543       342       183
Non-interest income:
 Fees, service charges,
  gain/(loss) on sales and
  other income..............      1,015        656      490       309       355
 Gain/(loss) from real
  estate operations.........        (58)        28     (313)     (618)     (300)
                               --------   -------- --------  --------  --------
 Total non-interest income
  (loss)....................        957        684      177      (309)       55
                               --------   -------- --------  --------  --------
Non-interest expense:
Salaries and employee
 benefits...................      2,965      3,207    3,048     2,619     2,301
 Occupancy and equipment....      1,195      1,155    1,064     1,048       826
 Advertising................         84         62       70       129        41
 Loss (income) from real
  estate owned..............         22         16       84        77       (12)
 Federal insurance
  premiums(3)...............        125        173    1,502       390       360
 Miscellaneous..............      1,223      1,253    1,170     1,014       668
                               --------   -------- --------  --------  --------
 Total non-interest
  expense...................      5,614      5,866    6,938     5,277     4,184
                               --------   -------- --------  --------  --------
Income before income taxes..      5,117      4,434    1,828     2,042     2,178
Income tax expense..........      2,116      1,929      675       836       921
                               --------   -------- --------  --------  --------
Net income..................   $  3,001   $  2,505 $  1,153  $  1,206  $  1,257
                               ========   ======== ========  ========  ========

                                                    (see notes on the next page)

                                               AT OR FOR THE YEAR ENDED
                                                     SEPTEMBER 30,
                                             ---------------------------------
                                             1998   1997   1996   1995   1994
                                             -----  -----  -----  -----  -----
SELECTED FINANCIAL RATIOS AND OTHER DATA:
Stockholders' equity to assets at period
 end.......................................   9.16%  9.04%  9.67% 11.88% 17.07%
Return on average assets...................   0.97   0.92   0.47   0.60   0.79
Return on average equity...................  10.69   9.57   4.31   4.18   9.76
Net interest rate spread...................   2.95   3.43   3.48   3.70   4.12
Net interest margin........................   3.45   3.87   3.91   4.18   4.29
Operating expenses to average assets
 (4)(5)....................................   1.81   2.05   2.20   2.57   2.63
Efficiency ratio (4)(5)....................  50.61  52.31  56.01  62.81  61.29
Non-performing assets to total assets......   1.78   2.17   2.17   2.65   2.95
Non-performing loans to total loans........   0.81   1.69   1.45   1.72   1.95
Allowance for loans losses to total loans..   0.84   0.91   1.09   1.10   1.31
Number of full-service facilities..........      5      5      5      5      5

--------
(1) Includes FHLBNY stock and investments available for sale.
(2) Includes mortgage-backed securities available for sale.
(3) Includes non-recurring SAIF assessment of $1,115,000 for the year ended September 30, 1996.
(4) Operating expenses represent total non-interest expenses excluding (income) loss from real estate owned.
(5) Excludes non-recurring SAIF assessment of $1,115,000 and severance payment of $369,000 for the year ending September 30, 1996 and severance payment of $268,000 for the year ending September 30, 1997.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                       CONSOLIDATED FINANCIAL INFORMATION

  The following statements set forth certain condensed combined consolidated financial information for DCB and FIBC on an unaudited pro forma combined basis giving effect to the Merger as if the Merger had become effective on September 30, 1998, in the case of financial condition information presented, and as if the Merger had become effective at the beginning of the periods indicated, in the case of operations information presented. The pro forma adjustments to the financial condition information and statements of operations are based on information available as of September 30, 1998. The pro forma information in the statements assumes that the Merger is accounted for using the purchase method of accounting. See "THE MERGER--Accounting Treatment" in the Proxy Statement-Prospectus. The unaudited pro forma statements of operations for the year ended June 30, 1998 have been derived from the historical statements of operations of DCB for the year ended June 30, 1998 and for FIBC for the twelve months ended June 30, 1998. The unaudited pro forma statements of operations for the three months ended September 30, 1998 have been derived from the historical statements of operations of DCB and FIBC for three-months ended September 30, 1998. These statements should be read in conjunction with, and are qualified in their entirety by, the historical financial statements, including the notes thereto, of DCB and FIBC incorporated by reference in the Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" in the Proxy Statement-Prospectus.

  The pro forma condensed combined consolidated financial information set forth in the following tables do not give effect to anticipated cost savings and revenue enhancement opportunities that could result from the Merger or any other items of income or expense which may result from the Merger. Additionally, the pro forma financial information does not give effect to any anticipated asset growth of DCB's pro forma assets. The unaudited pro forma condensed combined consolidated financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have occurred had the Merger been consummated on September 30, 1998 or at the beginning of the periods indicated or which may occur in the future.

                 DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                     FINANCIAL BANCORP, INC. AND SUBSIDIARY

                          PRO FORMA CONDENSED COMBINED
                 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                  (UNAUDITED)

                                       AT SEPTEMBER 30, 1998(A)
                             -------------------------------------------------
                                DIME
                              COMMUNITY   FINANCIAL
                             BANCSHARES,  BANCORP,    PRO FORMA     PRO FORMA
                                INC.        INC.     ADJUSTMENTS     COMBINED
                             -----------  ---------  -----------    ----------
                                              (IN THOUSANDS)
ASSETS
Cash and due from banks....  $   13,000   $  2,002    $    --       $   15,002
Investment securities held-
 to-maturity...............      65,093     46,201         395  D      111,689
Investment securities
 available-for-sale........      93,721      6,288        (482) D       99,527
Mortgage-backed securities
 held-to-maturity..........      40,113     28,242         340  D       68,695
Mortgage-backed securities
 available-for-sale........     420,539     20,679         --          441,218
Federal funds sold and
 securities purchased
 under agreements to
 resell....................      24,732      5,375         --           30,107
Loans receivable:
 Real estate...............   1,020,002    197,142        (231) D    1,216,913
 Other loans...............       5,647        542         --            6,189
 Less: allowance for loan
  losses...................      11,991      1,657         --           13,648
                             ----------   --------    --------      ----------
Loans, net.................   1,013,658    196,027        (231) D    1,209,454
                             ----------   --------    --------      ----------
Investment in real estate,
 net.......................         --       3,496         --            3,496
Premises and fixed assets..      10,810      2,446       2,132  D       15,388
Federal Home Loan Bank of
 New York capital stock....      15,966      2,110         --           18,076
Other real estate owned,
 net.......................         536        739         --            1,275
Goodwill...................      23,427        --       42,038  E       65,465
Core deposit premium.......         --         109       2,796  D        2,905
Other assets...............      22,062      4,897       1,327  D       28,286
                             ----------   --------    --------      ----------
TOTAL ASSETS...............  $1,743,657   $318,611      48,315      $2,110,583
                             ==========   ========    ========      ==========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
LIABILITIES:
 Due to depositors.........  $1,025,135   $228,096    $  1,888  D   $1,255,119
 Escrow and other
  deposits.................     16, 787      1,518         --           18,305
 Securities sold under
  agreement to repurchase..     306,442     49,770         --          356,212
 Federal Home Loan Bank of
  New York advances........     167,500      6,000      41,383  CD     214,883
 Payable for securities
  purchased................      30,881        --          --           30,881
 Accrued post-retirement
  benefit obligation.......       2,738        --          --            2,738
 Other liabilities.........      14,100      4,052         --           18,152
                             ----------   --------    --------      ----------
TOTAL LIABILITIES..........  $1,563,583   $289,436    $ 43,271      $1,896,290
                             ----------   --------    --------      ----------
STOCKHOLDERS' EQUITY:
 Preferred stock...........         --         --          --              --
 Common stock..............         145         22         (22) F          145
 Additional paid-in
  capital..................     143,676     20,505     (20,505) F      150,692
                                    --         --        7,016  C          --
 Unallocated common stock
  held by ESOP.............      (8,884)      (850)        850  F       (8,884)
 Unearned common stock held
  by RRP...................      (7,149)      (281)        281  F       (7,149)
 Common stock held by
  Benefit Maintenance
  Plan.....................        (831)       --          --             (831)
 Treasury stock............     (58,778)    (6,356)      6,356  F      (31,517)
                                    --         --       27,261  C          --
 Retained earnings.........     108,015     16,348     (16,348) F      108,015
 Net unrealized
  gains/(loss) on
  securities available for
  sale,                             --         --          (58) D          --
  net of deferred taxes....       3,880       (213)        213  F        3,822
                             ----------   --------    --------      ----------
TOTAL STOCKHOLDERS'
 EQUITY....................     180,074     29,175       5,044         214,293
                             ----------   --------    --------      ----------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY......  $1,743,657   $318,611    $ 48,315      $2,110,583
                             ==========   ========    ========      ==========

  See "Notes to Pro Forma Condensed Combined Consolidated Financial Statements
                                 (Unaudited)."

                 DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                     FINANCIAL BANCORP, INC. AND SUBSIDIARY

                          PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                            FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998(A)
                          -----------------------------------------------------
                           DIME COMMUNITY    FINANCIAL    PRO FORMA  PRO FORMA
                          BANCSHARES, INC. BANCORP, INC. ADJUSTMENTS  COMBINED
                          ---------------- ------------- ----------- ----------
                                (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income.........        $29,583         $5,684     $  (215)G    $35,052
Interest expense........         16,983          3,056         215 G     20,254
                             ----------      ---------     -------   ----------
Net interest income.....         12,600          2,628        (430)G     14,798
Provision for loan
 losses.................             60             87         --           147
                             ----------      ---------     -------   ----------
  Net interest income
   after provision for
   loan losses..........         12,540          2,541        (430)      14,651
                             ----------      ---------     -------   ----------
Non-interest income
  Service charges and
   other fees...........            543            222         --           765
  Gain (loss) on sales
   of securities and
   other assets.........            244           (100)        --           144
  Net gain (loss) on
   sales of loans.......             18              7         --            25
  Other.................            449              6         --           455
                             ----------      ---------     -------   ----------
    Total non-interest
     income.............          1,254            135         --         1,389
                             ----------      ---------     -------   ----------
Non-interest expense:
  Salaries and employee
   benefits.............          2,796            631         --         3,427
  ESOP and RRP
   benefits.............          1,131            139         --         1,270
  Occupancy and
   equipment............            560            197          13 G        770
  Federal deposit
   insurance premiums...             89             32         --           121
  Data processing.......            311            103         --           414
  Provision for losses
   on other real estate
   owned................             (2)             1         --            (1)
  Amortization of
   goodwill.............            601            --          526 H      1,127
  Amortization of core
   deposit premium......            --             --          145 G        145
  Other.................          1,206            237         --         1,443
                             ----------      ---------     -------   ----------
    Total non-interest
     expense............          6,692          1,340         684        8,716
                             ----------      ---------     -------   ----------
Income before income tax
 expense................          7,102          1,336      (1,114)       7,324
Income tax expense......          3,119            551        (252)I      3,418
                             ----------      ---------     -------   ----------
  Net income............        $ 3,983         $  785     $  (862)     $ 3,906
                             ==========      =========     =======   ==========
Earnings per share:
  Basic.................        $  0.38         $ 0.48                  $  0.33
  Diluted...............        $  0.35         $ 0.46                  $  0.31
Weighted average number
 of shares outstanding..     10,564,035      1,620,337               11,872,807J
Weighted average number
 of shares & common
 stock equivalents......     11,461,825      1,719,296               12,770,597J

  See "Notes to Pro Forma Condensed Combined Consolidated Financial Statements
                                 (Unaudited)."

                 DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                     FINANCIAL BANCORP, INC. AND SUBSIDIARY

                          PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                     FOR THE YEAR ENDED JUNE 30, 1998(A)
                                 --------------------------------------------
                                    DIME
                                  COMMUNITY  FINANCIAL                PRO
                                 BANCSHARES, BANCORP,   PRO FORMA    FORMA
                                    INC.       INC.    ADJUSTMENTS  COMBINED
                                 ----------- --------- ----------- ----------
                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income.................   $106,464    $21,562   $  (463)G   $127,563
Interest expense................     56,935     11,448       864 G     69,247
                                 ----------  ---------   -------   ----------
Net interest income.............     49,529     10,114    (1,327)G     58,316
Provision for loan losses.......      1,635        433        --        2,068
                                 ----------  ---------   -------   ----------
Net interest income after
 provision for loan losses......     47,894      9,681    (1,327)      56,248
                                 ----------  ---------   -------   ----------
Non-interest income:
  Service charges and other
   fees.........................      2,352        757        --        3,109
  Gain on sales of securities
   and other assets.............      2,873        193        --        3,066
Net gain on sales of loans......        108          3        --          111
Other...........................      1,674         73        --        1,747
                                 ----------  ---------   -------   ----------
    Total non-interest income...      7,007      1,026        --        8,033
                                 ----------  ---------   -------   ----------
Non-interest expense:
  Salaries and employee
   benefits.....................     12,748      2,463        --       15,211
  ESOP and RRP benefits.........      5,378        458        --        5,836
  Occupancy and equipment.......      3,011        804        53 G      3,868
  Federal deposit insurance
   premiums.....................        350        124        --          474
  Data processing...............      1,169        379        --        1,548
  Provision for losses on other
   real estate owned............        114         29        --          143
  Amortization of goodwill......      2,405         --     2,103 H      4,508
  Amortization of core deposit
   premium......................         --         --       581 G        581
  Other.........................      4,762      1,402        --        6,164
                                 ----------  ---------   -------   ----------
    Total non-interest expense..     29,937      5,659     2,737       38,333
                                 ----------  ---------   -------   ----------
Income before income taxes
expense.........................     24,964      5,048    (4,064)      25,948
Income tax expense..............     11,866      2,162      (843)I     13,185
                                 ----------  ---------   -------   ----------
Net income......................   $ 13,098    $ 2,886   $(3,221)     $12,763
                                 ==========  =========   =======   ==========
Earnings per Share:
  Basic.........................   $   1.19    $  1.79                $  1.04
  Diluted.......................   $   1.09    $  1.71                $  0.96
Weighted average number of
shares outstanding.............. 11,000,740  1,612,440             12,309,512J
Weighted average number of
 shares and common
 stock equivalents.............. 12,040,730  1,682,910             13,349,502J

  See "Notes to Pro Forma Condensed Combined Consolidated Financial Statements
                                 (Unaudited)."

                 DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                   AND FINANCIAL BANCORP, INC. AND SUBSIDIARY

               NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

  (A) Basis of Presentation

  The unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition of DCB and Subsidiary and FIBC and Subsidiary at September 30, 1998 has been prepared as if the Merger had been consummated on that date. The unaudited Pro Forma Condensed Combined Statements of Operations for the year ended June 30, 1998 and the three months ended September 30, 1998 have been prepared as if the Merger had become effective at the beginning of the periods. The pro forma adjustments to the financial condition information and statements of operations are based on information available as of September 30, 1998. The unaudited pro forma condensed combined consolidated financial statements are based on the historical financial statements of DCB and FIBC after giving effect to the Merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

    (i) Estimated fair values--Estimated fair values for securities held-to-maturity, mortgage-backed securities held-to-maturity, loans and borrowings were calculated in accordance with the methodology of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by DCB using available market information and appropriate valuation methodologies. The resulting net discount/premium on securities held-to-maturity, mortgage-backed securities held-to-maturity and loans, respectively, for purposes of these pro forma financial statements, is being accreted/amortized to interest income on a straight-line basis over 0.5, 3.5 and 8 years, respectively, which represent the estimated lives of these instruments. The resulting net premium on borrowings is being amortized into interest expense on a straight-line basis over the remaining estimated life of 3 years. The fair value of Financial Federal Savings Bank's premises was estimated by a certified appraiser with the resulting premium being amortized into depreciation expense over an estimated life of 40 years. The estimated fair value of certificates of deposit was determined by a third party consulting firm and the resulting premium is being amortized into interest expense over an estimated life of 2 years. Additionally, an evaluation analysis of core deposit intangible was performed by a third party consulting firm and the resulting core deposit premium is being amortized into non-interest expense on a straight-line basis over 5 years.

    (ii) Income taxes -- A deferred tax asset or liability, as appropriate, was recorded equal to the deferred tax consequences associated with the differences between the tax basis and book basis of the assets acquired and liabilities assumed, using an effective tax rate of 43%, which reflects DCB's current effective tax rate.

  (B) The Merger Agreement requires FIBC, at the written request of DCB, to modify and change certain of its policies and practices, including loan and real estate policies and practices (including loan classifications and level of reserves) before the Effective Time so as to be consistent, on a mutually satisfactory basis with those of DCB, subject to compliance with generally accepted accounting principles. FIBC is not obligated to take any such action more than five days prior to the Effective Time. DCB has advised FIBC that it expects to make such a request and that it currently expects that compliance with such requirement will result in an additional provision for loan losses of $1,300,000. Differences in policies and practices of FIBC and DCB which give rise to the additional provision include, but are not limited to, evaluation of current and future economic trends, estimation of fair value, particularly for collateral dependent loans, designation of non-accrual loans and underwriting standards. A corresponding deferred tax asset of $580,000 will be recorded in other assets using FIBC's historical statutory tax rate of 46%. The provision is not reflected in the unaudited Pro Forma Condensed Combined Consolidated Financial Statements. However, when booked this provision will have the effect of increasing the total goodwill by $702,000 and increase the annual goodwill expense by $35,100. In addition, pursuant to the terms of the Merger Agreement, FIBC expects to declare a $1.00 per share cash

                 DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                   AND FINANCIAL BANCORP, INC. AND SUBSIDIARY

               NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED
                 FINANCIAL STATEMENTS (UNAUDITED)--(CONTINUED)

dividend after the receipt of OTS approval of the Merger and the parties set a closing date for the transaction. Should this dividend be declared and paid prior to the completion of the Merger, the goodwill associated with the purchase transaction would increase by $1.7 million, and the annual goodwill amortization expense would increase by $85,000, respectively. See "RECENT DEVELOPMENTS."

  (C) Under the terms of the Merger Agreement, holders of FIBC Common Stock will receive either shares of DCB Common Stock or cash for each share of FIBC Common Stock held, subject to the allocation and proration procedures set forth in the Merger Agreement. Assuming an Average Closing Price of $26.19 (assuming the Pricing Period ended on December 4, 1998), 50% of the shares of FIBC Common Stock would be converted into the right to receive shares of DCB Common Stock having a value of $40.50, or 1.5464 shares of DCB Common Stock, and the remaining 50% would be converted into the right to receive $40.50 in cash. Based on these assumptions, the total cost of the transaction is summarized as follows:

                                             50% CASH     50% STOCK    TOTAL
                                             --------     ---------   -------
                                                   (IN THOUSANDS)
     FIBC's total common shares outstanding
     (i).................................... $34,277       $34,277(v) $68,554
     FIBC total stock options, net of tax
     (ii)...................................   2,756           --       2,756
     Estimated transaction costs (iii)......   3,542           --       3,542
                                             -------       -------    -------
       Totals............................... $40,575(iv)   $34,277    $74,852
                                             =======       =======    =======

--------
(i) Based on 1,692,669 shares of FIBC Common Stock outstanding, which represents 1,708,632 shares of FIBC Common Stock outstanding as of October 31, 1998 less (i) 963 unallocated shares of FIBC Common Stock held in the Financial Federal Recognition and Retention Plan and (ii) 15,000 shares of FIBC Common Stock held directly by DCB.
(ii) Assumes that none of the holders of FIBC stock options elects to exchange such options for DCB's options. As of October 31, 1998, there were 169,800 outstanding options to purchase FIBC Common Stock with a weighted average exercise price of $14.24.
(iii) Estimated transaction costs of $3,542,000 consist of the following:

                                                                    IN THOUSANDS
                                                                    ------------
       Merger related compensation and severance...................    $  792
       Directors Plan..............................................       320
       Professional fees...........................................     2,228
       Other expenses..............................................       202
                                                                       ------
         Total estimated transaction costs.........................    $3,542
                                                                       ======

(iv) It is assumed that the cash portion of the transaction will be financed through 5 year FHLBNY advances. At September 30, 1998, the rate on the 5 year FHLBNY advances was 5.12%, resulting in annual interest expense of $2.1 million. A 1/8% change in the interest rate would have a $59,719 pre-tax effect upon the annual results of operations of DCB.
(v) Assumes the reissuance of DCB's Common Stock through its treasury account with an average cost per share of $20.83. The fair market value of DCB Common Stock was $26.19 per share (assuming the Pricing Period ended on December 4, 1998) for determination of total stock consideration.

                 DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                   AND FINANCIAL BANCORP, INC. AND SUBSIDIARY

               NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED
                 FINANCIAL STATEMENTS (UNAUDITED)--(CONTINUED)


  (D) Purchase accounting adjustments are estimated as follows:

                                                                 (IN THOUSANDS)
                                                                 --------------
      FIBC's net assets--historical at September 30, 1998......     $29,175
      Elimination of FIBC's core deposit premium...............         109
      Elimination of DCB's investment in FIBC Common Stock.....        (373)
      Fair value adjustments: (i)
        Securities held-to-maturity............................         395
        Mortgage-backed securities held-to-maturity............         340
        Loans receivable.......................................        (231)
        Bank premises..........................................       2,132
        Deposits...............................................      (1,888)
        Borrowings.............................................        (808)
                                                                    -------
      Subtotal--net fair value adjustments.....................         (60)
      Tax effects of fair value adjustments at 43%.............         (26)
                                                                    -------
      Core deposit premium.....................................       2,905
      Deferred tax on core deposit premium.....................       1,250
                                                                    -------
      Total core deposit and deferred tax on core deposit
       premium.................................................       4,155
                                                                    -------
      Total net adjustments to net assets acquired.............       3,638
                                                                    -------
      Adjusted net assets acquired.............................     $32,813
                                                                    =======

--------
(i) Fair value adjustments in accordance with purchase accounting under generally accepted accounting principles.

  (E) The excess of cost over the fair value of net assets acquired is set forth below:

                                                                 (IN THOUSANDS)
                                                                 --------------
       Total cost:
       Cash portion............................................     $40,575
       Stock portion...........................................      34,277
                                                                    -------
                                                                     74,852
       Net assets acquired.....................................      32,813
                                                                    -------
       Total excess of cost over the fair value of net assets
        acquired...............................................     $42,038
                                                                    =======

  (F) Purchase accounting adjustments to eliminate FIBC's stockholders' equity accounts.

                 DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARY
                   AND FINANCIAL BANCORP, INC. AND SUBSIDIARY

               NOTES TO PRO FORMA CONDENSED COMBINED CONSOLIDATED
                 FINANCIAL STATEMENTS (UNAUDITED)--(CONTINUED)

  (G) Pro forma adjustments to interest income, interest expense and non-interest expense were calculated as follows:

                                                   FOR THE THREE FOR THE FISCAL
                                                   MONTHS ENDED    YEAR ENDED
                                                   SEPTEMBER 30,    JUNE 30,
                                                       1998           1998
                                                   ------------- --------------
                                                          (IN THOUSANDS)
Amortization of premium on securities (0.5
 years)..........................................      $(198)        $ (395)
Amortization of premium on mortgage-backed
 securities (3.5 years)..........................        (24)           (97)
Accretion of discount on loans (8 years).........          7             29
                                                       -----         ------
Total net adjustments--interest income...........      $(215)        $ (463)
                                                       =====         ======
Increase in interest expense on borrowings to
 fund acquisition................................      $ 519         $2,077
Amortization of premium on deposits (2 years)....       (236)          (944)
Amortization of premium on borrowings (3 years)..        (68)          (269)
                                                       -----         ------
Total net adjustments--interest expense..........      $ 215         $  864
                                                       =====         ======
Amortization of premium on bank premises (40
 years)..........................................      $  13         $   53
Amortization of core deposit premium (5 years)...        145            581
                                                       -----         ------
Total net adjustments--non-interest expense......      $ 159         $  634
                                                       =====         ======

  (H) The excess of cost over the fair value of assets acquired is being amortized, straight-line, over a period of twenty years, which approximates the average life to maturity of the long-term interest-earning assets.

  (I) Income tax expense was calculated using an effective tax rate of 43%.

  (J) Basic and diluted weighted average number of common stock and common stock equivalents utilized for the calculation of earnings per share for the year ended June 30, 1998 and the three months ended September 30, 1998 were calculated using DCB's historical weighted average common and common stock equivalents plus 1,308,772 shares issued to FIBC stockholders under the terms of the Merger Agreement.

  (K) The following table summarizes the estimated impact of the amortization and accretion of the purchase accounting adjustments made in connection with the Merger on DCB's results of operations for the next five years:

   FUTURE AMOUNTS FOR         EXCESS OF COST      NET      NET EFFECT OF NET DECREASE
 TE FISCAL YEARS ENDINGH      OVER FAIR VALUE CORE DEPOSIT  FAIR VALUE    IN INCOME
        JUNE 30,              ASSETS ACQUIRED AMORTIZATION  ADJUSTMENTS  BEFORE TAXES
-----------------------       --------------- ------------ ------------- ------------
                                                  (IN THOUSANDS)
     1999....................     $ 2,103        $  581       $  (697)     $ 1,987
     2000....................       2,103           581        (1,092)       1,592
     2001....................       2,103           581          (148)       2,536
     2002....................       2,103           581            73        2,757
     2003....................       2,103           581            24        2,708
     2004 and thereafter.....      31,523           --          1,780       33,303
                                  -------        ------       -------      -------
                                  $42,038        $2,905       $   (60)     $44,883
                                  =======        ======       =======      =======

[DIME COMMUNITY LETTERHEAD]

                                                               December 18, 1998

Dear Financial Bancorp, Inc. Stockholder:

  On December 18, 1998, the stockholders of Financial Bancorp, Inc. ("FIBC") approved and adopted the Agreement and Plan of Merger, dated as of July 18, 1998, between Dime Community Bancshares, Inc. ("DCB") and FIBC (the "Merger Agreement"), which provides for the merger of FIBC with and into DCB, with DCB being the surviving corporation (the "Merger"). DCB and FIBC anticipate that the Merger will be completed by the end of the month of January, 1999.

  The Merger Agreement provides that, upon completion of the Merger, each outstanding share of common stock, par value $0.01 per share, of FIBC ("FIBC Common Stock") will be converted into the right to receive either shares of common stock, par value $0.01 per share, of DCB ("DCB Common Stock"), cash or a combination of cash and stock, subject to the election, allocation and proration procedures set forth in the Merger Agreement. Under the terms of the Merger Agreement, cash will be paid in lieu of fractional shares of DCB Common Stock. The value of the consideration per share to be received by FIBC stockholders, whether in the form of stock or cash, will be determined based upon the average of the closing sale prices of DCB Common Stock over a period of ten consecutive trading days ending on the date that is ten business days prior to the closing of the Merger.

  DCB is now asking you to indicate whether you wish to elect to receive in exchange for your shares of FIBC Common Stock: (i) shares of DCB Common Stock (a "Stock Election") or (ii) cash (a "Cash Election"). To assist you in making this election, enclosed are (1) an Election Form and Letter of Transmittal (the "Election Form"), (2) the original Proxy Statement-Prospectus, dated November 6, 1998, (the "Proxy Statement-Prospectus") and (3) a Prospectus Supplement to the Proxy Statement-Prospectus.

  IT IS IMPORTANT THAT YOU READ THE ACCOMPANYING DOCUMENTS CAREFULLY, COMPLETE AND SIGN THE ENCLOSED ELECTION FORM AND LETTER OF TRANSMITTAL AND ENSURE THAT IT, TOGETHER WITH ALL STOCK CERTIFICATES REPRESENTING YOUR FIBC COMMON STOCK TO WHICH THE ELECTION FORM AND LETTER OF TRANSMITTAL RELATES, OR A PROPERLY COMPLETED AND SIGNED NOTICE OF GUARANTEED DELIVERY, IS ACTUALLY RECEIVED BY THE EXCHANGE AGENT AT ONE OF THE PROPER LOCATIONS SPECIFIED IN THE ELECTION FORM BY 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 13, 1999. If you otherwise properly complete and return the enclosed Election Form and Letter of Transmittal but make no election with respect to your FIBC Common Stock, or if you do not return a properly completed Election Form and Letter of Transmittal, you will be deemed to have made a "No Election" and you will receive whatever is left after the elections of the other FIBC stockholders and, to the extent necessary, the application of certain allocation and proration procedures. Any FIBC stockholder who owns less than 50 shares may not elect to receive DCB Common Stock, but must elect the Cash Election or be treated as having made a No-Election. The actual consideration ultimately received by a stockholder of FIBC will depend upon the election, allocation and proration procedures and the elections of other stockholders as described in the accompanying materials. Accordingly, no guarantee can be given that the election of any given stockholder will be honored.

  We urge you to consult your own financial advisor before making your election. Moreover, although certain federal income tax consequences of the Merger to FIBC stockholders are described in the Prospectus Supplement, you should consult your own tax advisor because of the complexities of the federal, state and local tax laws. WE MAKE NO RECOMMENDATION AS TO WHETHER YOU SHOULD MAKE A STOCK ELECTION OR A CASH ELECTION.

  If you have any questions, please call the Information Agent, ChaseMellon Shareholder Services, L.L.C., toll-free at (800) 414-2879.

                                          Sincerely,

                                          /s/ Vincent F. Palagiano

                                          Vincent F. Palagiano
                                          Chairman and Chief Executive Officer

                    ELECTION FORM AND LETTER OF TRANSMITTAL

               TO ACCOMPANY CERTIFICATES REPRESENTING SHARES OF
                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ("FIBC COMMON STOCK" OR "SHARES") OF

                            FINANCIAL BANCORP, INC.

   submitted pursuant to an election (an "Election") in connection with the merger with and into

                        DIME COMMUNITY BANCSHARES, INC.

  THE INSTRUCTIONS ACCOMPANYING THIS ELECTION FORM AND LETTER OF TRANSMITTAL
    ("ELECTION FORM") SHOULD BE READ CAREFULLY BEFORE THIS ELECTION FORM IS
                                  COMPLETED.

                                   ELECTION

  TO MAKE A VALID ELECTION AS DESCRIBED HEREIN, THIS ELECTION FORM OR A NOTICE OF GUARANTEED DELIVERY, PROPERLY COMPLETED AS DESCRIBED HEREIN, MUST ACTUALLY BE RECEIVED BY THE EXCHANGE AGENT BY 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 13, 1999 (THE "ELECTION DEADLINE").

  You must elect to receive in exchange for each share of FIBC Common Stock either: (i) shares of Dime Community Bancshares, Inc. ("DCB") common stock, par value $0.01 per share ("DCB Common Stock") (a "Stock Election") or (ii) cash (a "Cash Election"). You may not elect stock with respect to some of your shares of FIBC Common Stock and cash with respect to some of your shares of FIBC Common Stock. If you otherwise properly complete and return these materials but make no election with respect to your FIBC Common Stock or if you do not return properly completed materials by the Election Deadline, you will be deemed to have made a "No-Election." Notwithstanding the foregoing, a Stock Election may not be made with respect to fewer than 50 shares of FIBC Common Stock. In addition, cash will be paid in lieu of the issuance of any fractional shares. If DCB's Average Closing Price (as defined in the Proxy Statement--Prospectus dated November 6, 1998, which was delivered to you previously (the "Proxy Statement--Prospectus")) is between $22.95 and $31.05, then the value of the consideration per share to be received by FIBC stockholders, whether in the form of stock or cash, will be $40.50. If DCB's Average Closing Price is less than $22.95 or greater than $31.05, then the value of the consideration per share to be received by FIBC stockholders in the Merger will be adjusted as set forth in the Merger Agreement.

  In determining whether to make a Stock Election or a Cash Election, stockholders should consult their own financial and tax advisors. NO RECOMMENDATION IS MADE WITH RESPECT TO WHETHER A STOCK ELECTION OR CASH ELECTION SHOULD BE MADE.

  Nominee record holders, which include any nominee, any trustee or any other person who holds shares of FIBC Common Stock in any capacity whatsoever on behalf of another person or entity, are directed to Instruction 14.

  For information as to the federal income tax consequences of receiving shares of DCB Common Stock or cash in exchange for your shares of FIBC Common Stock, see "MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Proxy Statement-- Prospectus. You are urged, in addition, to consult with your tax advisor.

  This Election Form should be promptly (i) completed and signed in the space provided below and on the Substitute Form W-9 and (ii) mailed or delivered with your certificate(s) representing shares of FIBC Common Stock to ChaseMellon Shareholder Services, L.L.C., acting as exchange agent (the "Exchange Agent"), at any of the following addresses:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

       BY MAIL:                    BY HAND:          BY OVERNIGHT DELIVERY:
     P.O. Box 3301         120 Broadway, 13th Floor    85 Challenger Road
 South Hackensack, NJ         New York, NY 10271        Mail Drop--Reorg.
       07606               Attention: Reorganization  Ridgefield Park, NJ 07660
 Attn: Reorganization      Department                 Attention: Reorganization
      Department                                      Department




               FOR INFORMATION CALL: (800) 414-2879 (TOLL-FREE)

 IT IS RECOMMENDED THAT CERTIFICATES AND ELECTION FORMS BE SENT VIA CERTIFIED

          MAIL, APPROPRIATELY INSURED, WITH RETURN RECEIPT REQUESTED.

--------------------------------------------------------------------------------
             DESCRIPTION OF SHARES OF FIBC COMMON STOCK ENCLOSED*
--------------------------------------------------------------------------------
   NAME EXACTLY AS IT APPEARS ON YOUR STOCK        CERTIFICATE(S) ENCLOSED
   CERTIFICATE(S) AND ADDRESS OF REGISTERED        (PLEASE LIST BELOW--ATTACH
      HOLDER (PLEASE FILL IN, IF BLANK)            ADDITIONAL LIST IF NECESSARY)
--------------------------------------------------------------------------------
                                                   CERTIFICATE      NUMBER
                                                   NUMBER(S)        OF SHARES
                                                   -----------------------------

                                                   -----------------------------

                                                   -----------------------------

                                                   -----------------------------
                                                    Total Number of Shares:
--------------------------------------------------------------------------------


           -----------------------------------------------------
                                      TYPE OF ELECTION**
                                PLEASE MARK YOUR ELECTION WITH
                                            AN [X]
                               ---------------------------------
            TOTAL NUMBER
           OF FIBC SHARES**    STOCK ELECTION   CASH ELECTION***
           -----------------------------------------------------

           -----------------------------------------------------

  DCB RESERVES THE RIGHT TO DEEM THAT YOU HAVE MADE A "NO-ELECTION" IF:

  (A) NO CHOICE IS INDICATED ABOVE;

  (B) YOU FAIL TO FOLLOW THE INSTRUCTIONS ON THIS ELECTION FORM (INCLUDING SUBMISSION OF YOUR FIBC STOCK CERTIFICATES)* OR OTHERWISE FAIL TO PROPERLY MAKE AN ELECTION;

  (C) A COMPLETED ELECTION FORM (INCLUDING SUBMISSION OF YOUR FIBC STOCK CERTIFICATES OR A NOTICE OF GUARANTEED DELIVERY) IS NOT ACTUALLY RECEIVED BY JANUARY 13, 1999, THE ELECTION DEADLINE; OR

  (D) YOU OWN LESS THAN 50 SHARES OF FIBC COMMON STOCK AND DO NOT MAKE A CASH ELECTION.

  * IF YOUR STOCK CERTIFICATE(S) HAS BEEN EITHER LOST, STOLEN OR DESTROYED AND YOU REQUIRE ASSISTANCE IN REPLACING IT/THEM, CALL DIANE BERZI AT REGISTRAR & TRANSFER, CO., FIBC'S TRANSFER AGENT, TOLL-FREE AT (800) 866-1340, EXT. 2555 IMMEDIATELY TO RECEIVE INSTRUCTIONS REGARDING REPLACEMENT. SEE ALSO INSTRUCTION 12 BELOW. YOU CANNOT SUBMIT AN EFFECTIVE ELECTION FORM WITHOUT YOUR FIBC STOCK CERTIFICATES ATTACHED HERETO.
 ** YOU MUST ELECT EITHER STOCK OR CASH WITH RESPECT TO ALL OF YOUR SHARES OF
    FIBC COMMON STOCK.
*** ANY HOLDER OF FIBC COMMON STOCK WHO OWNS LESS THAN 50 SHARES MUST ELECT
    THE CASH ELECTION OR BE TREATED AS HAVING MADE A NO-ELECTION.

                    NOTE: SIGNATURE MUST BE PROVIDED BELOW
                     AND ON THE SUBSTITUTE FORM W-9 BELOW.

             PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.


To ChaseMellon Shareholder Services, L.L.C.:

  In connection with the merger (the "Merger") of Financial Bancorp, Inc. ("FIBC") with and into Dime Community Bancshares, Inc. ("DCB") pursuant to an Agreement and Plan of Merger, dated as of the 18th day of July, 1998, between DCB and FIBC (the "Merger Agreement"), the undersigned hereby makes the Election set forth herein and surrenders to you for cancellation, as Exchange Agent, certificates (the "Certificates") representing all of the undersigned's shares of FIBC Common Stock listed above in exchange for the right to receive for each share of FIBC Common Stock either: (i) shares of DCB Common Stock, together with the related preferred share purchase right for each full share of DCB Common Stock issued pursuant to the Rights Agreement between DCB and the Exchange Agent, dated as of April 9, 1998 (the "Stock Consideration") or
(ii) cash (the "Cash Consideration"). If you otherwise properly complete and return this Election Form but make no election with respect to your FIBC Common Stock or if you do not return a properly completed Election Form, you will be deemed to have made a "No Election" and you will receive whatever is left after the election of the other holders of FIBC Common Stock and, to the extent necessary, the application of certain allocation and proration procedures. In addition, it is understood that DCB will pay cash in lieu of any fractional shares of DCB Common Stock issued in connection with the Merger. Notwithstanding the foregoing, a Stock Election may not be made with respect to fewer than 50 shares of FIBC Common Stock. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

  The undersigned understands that the election referred to above and the actual consideration ultimately received by a stockholder of FIBC is subject to certain terms, conditions and limitations that have been set out in the following documents: the Merger Agreement, the Proxy Statement--Prospectus, dated November 6, 1998, delivered to you herewith (the "Proxy Statement-- Prospectus") and the Prospectus Supplement, dated December 18, 1998, delivered to you herewith (the "Prospectus Supplement"). Accordingly, no guarantee can be given that the election of any given stockholder will be honored. The Merger Agreement is included as Appendix A to the Proxy Statement--Prospectus. Extra copies of the Election Form, Notice of Guaranteed Delivery, Proxy Statement--Prospectus or Prospectus Supplement may be requested from ChaseMellon Shareholder Services, L.L.C., as Information Agent, at the addresses or phone number shown above. A holder of shares of FIBC Common Stock having a preference as to the form of consideration to be received for his or her shares of FIBC Common Stock should make an Election because shares as to which an Election has been made will be given priority in allocating such consideration over shares as to which an Election is not received. The pro rata selection process to be used by the Exchange Agent will consist of such equitable pro ration processes as shall be mutually determined by DCB and FIBC.

  The undersigned hereby represents and warrants that the undersigned is the registered holder of the above-described FIBC Common Stock with good title to the above-described FIBC Common Stock and full power and authority to sell, assign and transfer the above-described FIBC Common Stock represented by the enclosed Certificate(s), free and clear of all liens, claims and encumbrances, and not subject to any adverse claims. The undersigned will, upon request, execute any additional documents necessary or desirable to complete the surrender and exchange of such FIBC Common Stock. The undersigned hereby irrevocably appoints the Exchange Agent as agent of the undersigned to effect the exchange. All authority conferred or agreed to be conferred in this Election Form shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned. The undersigned hereby acknowledges that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, at the Effective Time with respect to those Certificates properly delivered to the Exchange Agent prior thereto.

  Unless otherwise indicated below under Special Issuance and Payment Instructions, in exchange for the enclosed Certificate(s), the undersigned requests issuance at or after the effective time of the Merger (the "Effective Time") of a certificate representing the appropriate number of shares of the Stock Consideration (which shall include a check for cash in lieu of fractional shares, if any) or a check for the Cash Consideration, as the case may be, in the name of the undersigned. Similarly, unless otherwise indicated below under Special Delivery Instructions, please mail such certificate and/or check, as the case may be, to the undersigned at the address shown above. In the event that both the Special Delivery Instructions and the Special Issuance and Payment Instructions are completed, please issue such certificate and/or check, as the case may be, in the name of, and mail such certificate and/or check to, the person or entity so indicated at the address so indicated. Appropriate signature guarantees have been included with respect to FIBC Common Stock for which Special Delivery Instructions and/or Special Issuance and Payment Instructions have been given.

                              IMPORTANT--SIGN HERE

 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------
                           (Signature(s) of Owner(s))

   (Must be signed by registered holder(s) as name(s) appear(s) on stock certificate(s). If signed by an attorney, trustee, executor, administrator, guardian, officer, custodian or other person acting in a representative capacity and the shares submitted herewith are registered in the name of such signatory expressly in such capacity (e.g., John Doe, as Trustee), such capacity should be indicated. (See Instruction 8)

 Dated __________________, 1998

 Name(s) ______________________________________________________________________

    ------------------------------------------------------------------------
                                 (Please Print)

 Capacity, if applicable ______________________________________________________

 Area Code and
 Telephone Number _______________________

                              SIGNATURE GUARANTEE
    (REQUIRED ONLY IF EITHER "SPECIAL ISSUANCE AND PAYMENT INSTRUCTIONS" OR
     "SPECIAL DELIVERY INSTRUCTIONS" ARE PROVIDED BELOW. SEE INSTRUCTION 5) Signature(s) ________________________________________________________________
 Guaranteed

            ------------------------------------------------------------------
           (Name of Firm Providing Signature Guarantee--Please Print)

 ------------------------------------------------------------------------------
                             (Authorized Signature)
 Date ___________________________, 1998



    SPECIAL ISSUANCE AND PAYMENT                     SPECIAL DELIVERY
            INSTRUCTIONS                               INSTRUCTIONS

                                               (SEE INSTRUCTIONS 5 AND 10)
    (SEE INSTRUCTIONS 5 AND 10)


                                           To be completed ONLY if the
 To be completed ONLY if the               certificate representing the Stock
 certificate representing the Stock        Consideration or the check
 Consideration or the check                representing the Cash
 representing the Cash                     Consideration, or cash in lieu of
 Consideration, or cash in lieu of         fractional shares, as the case may
 fractional shares, as the case may        be, is to be sent to someone other
 be, is to be issued in the name of        than the undersigned or to the
 someone other than the undersigned.       undersigned at an address other
                                           than that shown above.


 ISSUE THE CERTIFICATE REPRESENTING
 THE STOCK CONSIDERATION OR THE            MAIL THE CERTIFICATE REPRESENTING
 CHECK REPRESENTING THE CASH               THE STOCK CONSIDERATION OR THE
 CONSIDERATION, OR CASH IN LIEU OF         CHECK REPRESENTING THE CASH
 FRACTIONAL SHARES TO:                     CONSIDERATION, OR CASH IN LIEU OF
                                           FRACTIONAL SHARES TO:


 Name _______________________________      Name _______________________________
            (Please Print)                            (Please Print)


 Address ____________________________      Address ____________________________


 ------------------------------------      ------------------------------------


 ------------------------------------      ------------------------------------
    (Tax Identification or Social             (Tax Identification or Social
            Security No.)                             Security No.)

                                 INSTRUCTIONS

  Stockholders of FIBC will not receive any certificates representing the Stock Consideration or the check representing the Cash Consideration, or the cash in lieu of fractional shares (if any), in exchange for their Certificates representing FIBC Common Stock, or any dividends payable on such shares of DCB Common Stock comprising the Stock Consideration, until the Certificates owned by such stockholders are received by the Exchange Agent at the address set forth above, together with such documents as the Exchange Agent may require, and until the same are processed for exchange by the Exchange Agent and after the Effective Time of the Merger. No interest will accrue on such dividends. If your Certificate(s) is lost, stolen or destroyed, refer to Instruction 12 below.

  You should understand that your Election is subject to certain terms, conditions and limitations that have been set out in the Merger Agreement, the Proxy Statement--Prospectus and the Prospectus Supplement. The Merger Agreement is included as Appendix A to the Proxy Statement--Prospectus. The filing of the Election Form constitutes acknowledgment of receipt of the Proxy Statement--Prospectus and the Prospectus Supplement.

  1. ELECTION DEADLINE. For any Election contained herein to be considered, this Election Form, properly completed, and the related certificates representing FIBC Common Stock must actually be received by the Exchange Agent at the address on the front of this Election Form no later than 5:00 p.m., New York City Time, on January 13, 1998, the Election Deadline. The Exchange Agent will determine whether any Election Form is received on a timely basis and whether an Election Form has been properly completed. The Exchange Agent may disregard immaterial defects in Election Forms.

  2. REVOCATION OR CHANGE OF ELECTION FORM. Any Election Form may be revoked or changed by written notice from the person submitting such Election Form to the Exchange Agent, but to be effective such notice must actually be received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent will have reasonable discretion to determine whether any revocation or change is received on a timely basis and whether any such revocation or change has been properly made. The Exchange Agent may disregard immaterial defects with respect to revocations and changes.

  3. ELECTION PROCEDURES. The extent to which Elections will be accommodated will depend upon the respective numbers of Cash Elections, Stock Elections and No-Elections, the application of the formula in the Merger Agreement to determine the Final Exchange Ratio and the Per Share Consideration and the application of the allocation and proration procedures set forth in the Merger Agreement and described in the Prospectus Supplement under the caption "ELECTION, ALLOCATION AND PRORATION PROCEDURES." An FIBC stockholder who makes a Cash Election may receive some shares of DCB Common Stock, and an FIBC stockholder who makes a Stock Election may receive some cash. Thus, an Election made by you may not be honored in certain circumstances. Allocations will be made by the Exchange Agent and will be conclusive and binding on holders of FIBC Common Stock.

  4. NO FRACTIONAL INTERESTS. No certificate(s) representing a fraction of a full share of DCB Common Stock will be issued, and, in lieu thereof, the Exchange Agent will remit, on DCB's behalf, cash in an amount equal to the product of (i) the fraction of a share of DCB Common Stock, if any, to which any FIBC stockholder would otherwise be entitled and (ii) the Average Closing Price. The Average Closing Price will be determined based upon the average of the closing sale prices of DCB Common Stock for the ten consecutive trading days ending on the date that is ten business days prior to the closing of the Merger. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

  5. GUARANTEE OF SIGNATURES. A signature guarantee on this Election Form is required only if the holder has completed either the box entitled "Special Issuance and Payment Instructions" or the box entitled "Special Delivery Instructions" on the Election Form, or both. Such guarantee must be made by an Eligible Institution. Eligible Institutions include: (i) a bank (as defined in
Section 3(a) of the Federal Deposit Insurance Act); (ii) a broker, dealer, municipal securities dealer, municipal securities broker, governmental securities dealer or government securities broker, as those terms are defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act");
(iii)
a credit union (as defined in Section 19(b)(1)(A) of the Federal Reserve Act);
(iv) a national securities exchange, registered securities association or clearing agency, as those terms are used under the Exchange Act; or (v) a savings association (as defined in Section 3(b) of the Federal Deposit Insurance Act). Public notaries cannot execute acceptable guarantees of signatures.

  6. DELIVERY OF ELECTION FORM AND CERTIFICATES. This Election Form, properly completed and duly executed, together with the Certificate(s), should be delivered to the Exchange Agent at the addresses set forth in this Election Form. Delivery of the certificates shall be effected, and risk of loss and title to the certificates shall pass, at the Effective Time with respect to those certificates properly delivered to the Exchange Agent prior thereto. The method of delivery of Certificate(s) and all other required documents is at the election and risk of the owner. However, if any Certificate is sent by mail, it is recommended that it be sent by certified mail, appropriately insured, with return receipt requested.

  Any certificate delivered to the Exchange Agent prior to the Effective Time will be held in escrow by the Exchange Agent until the earlier of (i) authorization by DCB to pay the Merger Consideration to persons who deliver this Election Form and Letter of Transmittal properly completed and duly executed, which will not occur until the Effective Time, (ii) the Merger Agreement is terminated in accordance with its own terms, or (iii) the persons who surrendered Certificates(s) and delivered this Letter of Transmittal properly revoke such Surrender of Certificate(s) as described below. If the Merger Agreement is terminated, the Exchange Agent will return each certificate held in escrow to the appropriate person who submitted the Certificates and Election Form and Letter of Transmittal for surrender. If the person who surrendered the Certificates properly revokes such surrender and demands that the Exchange Agent return the Certificate(s) held in escrow, and such demand is made to and received by the Exchange Agent by written notice by the Election Deadline, the Exchange Agent will return the Certificate(s) to the person revoking the surrender of the Shares. Although no longer in possession of the Certificate(s), each registered holder of the Certificates who surrenders Certificate(s) to the Exchange Agent prior to the Effective Time will maintain all other indicia of ownership over those shares, including voting rights and rights to all dividends, until the Effective Time.

  7. INADEQUATE SPACE. If the space provided herein is inadequate, the Certificate numbers and the numbers of shares of FIBC Common Stock represented thereby should be listed on additional sheets and attached hereto.

  8. SIGNATURES ON ELECTION FORM; REQUIREMENT TO BE A RECORD HOLDER. All signatures must correspond exactly with the name written on the face of the Certificate(s) without alteration, variation or any change whatsoever.

  If any Certificate surrendered hereby is owned of record by two or more joint owners, all such owners must sign this Election Form.

  If any surrendered FIBC Common Stock is registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Election Forms as there are different registrations of Certificates.

  If you hold Certificates for which you are not the record holder you may not submit an election. You may, however, want to request the record holder to make an Election on your behalf.

  9. STOCK TRANSFER TAXES. In the event that any transfer or other taxes become payable by reason of the issuance or payment of Stock Consideration or Cash Consideration in any name other than that of the record holder, such transferee or assignee must pay such tax to DCB or must establish to the satisfaction of DCB that such tax has been paid.

  10. SPECIAL ISSUANCE AND PAYMENT INSTRUCTIONS; SPECIAL DELIVERY INSTRUCTIONS. Indicate the name and/or address of the person(s) to whom the Stock Consideration or the check representing the Cash Consideration, or the cash in lieu of fractional shares (if any), is to be issued or sent, if different from the name and/or address of the person(s) signing this Election Form.

  11. SUBSTITUTE FORM W-9. Each surrendering stockholder is required to provide the Exchange Agent with such holder's correct Taxpayer Identification Number ("TIN") on the Substitute Form W-9 which is a part of this Election Form and to certify whether such stockholder is subject to backup withholding. Failure to provide the information on the form may subject the surrendering stockholder to 31% federal income tax withholding on payments made to such surrendering stockholder with respect to his or her FIBC Common Stock and on future dividends paid by DCB. A holder must cross out item (2) in the Certification box of Substitute Form W-9 if such holder has been notified by the Internal Revenue Service that such holder is currently subject to backup withholding. The box in Part 3 of the form should be checked if the surrendering holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days, thereafter DCB will withhold 31% of all such payments and dividends until a TIN is provided to the Exchange Agent.

  12. LOST, STOLEN OR DESTROYED CERTIFICATES. If any stock Certificate has been either lost, stolen or destroyed, unless you take certain actions as advised by the Exchange Agent, you may not make a valid Election. You are urged to call Diane Berzi at Registrar & Transfer, Co., toll-free at (800)866-1340, ext. 2555 immediately to receive instructions as to the steps you must take in order to effect a valid Election.

  13. TO EXERCISE RIGHTS IF STOCK CERTIFICATE MIGHT NOT PROPERLY REACH THE EXCHANGE AGENT PRIOR TO THE ELECTION DEADLINE. You may cause a written guarantee substantially in the form enclosed herewith (the "Notice of Guaranteed Delivery") by a member firm of an approved Signature Guarantee Medallion Program (an "Eligible Institution"), to be received by the Exchange Agent at or prior to the Election Deadline. Such Notice of Guaranteed Delivery must state your name, the number of FIBC shares represented by your stock Certificate and the Election with respect to such shares, and the Eligible Institution must guarantee the delivery to the Exchange Agent of your stock Certificate(s) within three (3) Trading Days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, your election Form and Letter of Transmittal and your stock Certificate(s) must be received by the Exchange Agent within three (3) Trading Days following the date of the Notice of Guaranteed Delivery relating thereto. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent.

  14. HOLDERS WHO ARE NOMINEES, TRUSTEES OR OTHER REPRESENTATIVES. Each holder of record is entitled to make an Election and submit an Election Form covering all shares of FIBC Common Stock actually held of record by such holder. Nominee record holders, which includes any nominee, any trustee or any other person that holds shares of FIBC Common Stock in any capacity whatsoever on behalf of another person or entity, are entitled to make an election for such nominee record holder as well as an election on behalf of each beneficial owner of shares of FIBC Common Stock held through such nominee record holder, but such elections must be made on one Election Form. Beneficial owners who are not record holders are not entitled to submit Election Forms.

  15. INFORMATION AND ADDITIONAL COPIES. Information and additional copies of this Election Form, the Notice of Guaranteed Delivery, the Proxy Statement-- Prospectus or the Prospectus Supplement may be obtained by writing to ChaseMellon Shareholder Services, L.L.C., 450 West 33rd Street, 14th Floor, New York, New York 10001. Attention: Dan DeWeever, or by telephoning toll-free
(800) 414-2879.

                           IMPORTANT TAX INFORMATION

  Under federal income tax laws, a holder who receives payments pursuant to the merger of FIBC with and into DCB is required by law to provide the Exchange Agent (as payer) with such holder's correct TIN on Substitute Form W-9 below. If such holder is an individual, the TIN is his or her social security number. If the holder is a business or other entity, such holder's TIN number will be the same as such holder's employer identification number. If the Exchange Agent is not provided with the correct TIN, a $50 penalty may be imposed by the Internal Revenue Service, and payments made with respect to the FIBC Common Stock and payments of dividends on DCB Common Stock received by such holder in the merger of FIBC with and into DCB may be subject to backup withholding.

  Certain holders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. Exempt holders should indicate their exempt status on Substitute Form W-9. In order for a foreign individual to qualify as an exempt recipient, such individual must submit a statement, signed under penalties of perjury, attesting to such individual's exempt status. Forms of such statements can be obtained from the Exchange Agent. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

  If backup withholding applies, the Exchange Agent is required to withhold 31% of any payments made to the holder or other payee. Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

PURPOSE OF SUBSTITUTE FORM W-9

  To prevent backup withholding on payments made with respect to FIBC Common Stock, the holder is required to notify the Exchange Agent of such holder's correct TIN by completing the form below, certifying that the TIN provided on the Substitute Form W-9 is correct (or that such holder is awaiting a TIN) and that (a) such holder is exempt from backup withholding, (b) such holder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of a failure to report all interest or dividends or
(c) the Internal Revenue Service has notified such holder that such holder is no longer subject to backup withholding.

WHAT NUMBER TO GIVE THE EXCHANGE AGENT

  The holder is required to give the Exchange Agent the TIN (i.e., social security number or employer identification number) of the holder of the FIBC Common Stock tendered hereby. If such shares of FIBC Common Stock are held in more than one name or are not held in the name of the beneficial owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional guidance on which number to report.

             PAYER'S NAME: CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


                        PART 1--Please Provide Your         -------------------
 SUBSTITUTE             TIN In The Box at Right and           Social Security
 FORM W-9               Certify By Signing and                    Number
 (SEE INSTRUCTION 11)   Dating Below.                   OR
                                                            -------------------
                                                                 Employer
 PLEASE FILL IN                                               Identification
 YOUR NAME AND                                                    Number
 ADDRESS BELOW         --------------------------------------------------------
                        PART 2--CERTIFICATION--UNDER PENALTIES OF PERJURY, I
                        CERTIFY THAT:

                        (1) The number shown on this form is my      PART 3--
                            correct Taxpayer Identification Number
 -------------------        (or I am waiting for a number to be
 Name                       issued to me) and                        Awaiting
                                                                     TIN [_]
 (if joint names,
 circle the name of    --------------------------------------------------------
 the person or
 entity whose name      (2) I am not subject to backup withholding   PART 4--
 is entered in Part         because (a) I am exempt from backup
 1)                         withholding or (b) I have not been not
                            notified by the Internal Revenue
 -------------------        Service ("IRS") that I am subject to
 Address (number            backup withholding as a result of
 and street)                failure to report all interest or
                            dividends, or (c) the IRS has notified   Exempt
 -------------------        me that I am no longer subject to        [_]
 City, State and            backup withholding.
 Zip Code
                       --------------------------------------------------------
                        CERTIFICATION INSTRUCTIONS--You must cross out item
                        (2) in Part 2 above if you have been notified by the
                        IRS that you are subject to backup withholding
                        because of under reporting interest or dividends on
 DEPARTMENT OF THE      your tax return. However, if after being notified by
 TREASURY               the IRS that you are no longer subject to backup
                        withholding, do not cross out item (2). If you are
 INTERNAL REVENUE       exempt from backup withholding, check the box in Part
 SERVICE                4 above.

                        SIGNATURE ________________________________ DATE

 PAYER'S REQUEST FOR TAXPAYER
 IDENTIFICATION NUMBER (TIN)


 NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER OF FIBC WITH AND INTO DCB. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

           YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED
                 THE BOX IN PART 3 OF THE SUBSTITUTE FORM W-9.


             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

   I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or
 (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.

 _________________________________________________________ ______________
 Signature                                                 Date

                           IMPORTANT TAX INFORMATION

Under the Federal income tax law, you are subject to certain penalties as well as withholding of tax at a 31 percent rate if you have not provided us with your correct social security number or other taxpayer identification number. Please read this notice carefully.

You (as a payee) are required by law to provide us (as payer) with your correct taxpayer identification number. If you are an individual, your taxpayer identification number is your social security number. Otherwise, your taxpayer identification number is the employer identification number issued by the IRS. If you have not provided us with your correct taxpayer identification number, you may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, interest, dividends, and other payments that we make to you may be subject to backup withholding.

If backup withholding applies, a payor is required to withhold 31 percent of interest, dividends and other payments made to you. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

Enclosed is a reply envelope in which you must return the enclosed Form W-9 to furnish us your correct name and taxpayer identification number. Please read the instructions below, sign and date the Form W-9 and return to us.

INSTRUCTIONS FOR SUBSTITUTE FORM W-9 FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER
--------------------------------------------------------------------------------

(Section references to the Internal Revenue Code.)

PURPOSE OF FORM. -- A person who is required to file an information return with the IRS must obtain your correct TIN to report income paid to you, real estate transactions, mortgage interest you paid, the acquisition or abandonment of secured property, or contributions you made to an IRA. Use Form W-9 to furnish your correct TIN to the requester (the person asking you to furnish your TIN) and, when applicable, (1) to certify that the TIN you are furnishing is correct (or that you are waiting for a number to be issued), (2) to certify that you are not subject to backup withholding, and (3) to claim exemption from backup withholding if you are an exempt payee. Furnishing your correct TIN and making the appropriate certifications will prevent certain payments from being subject to backup withholding.

Note: If a requester gives you a form other than a W-9 to request your TIN, you must use the requester's form.

HOW TO OBTAIN A TIN. -- If you do not have a TIN, apply for one immediately. To apply, get FORM SS-5, Application for a Social Security Number Card (for individuals), from your local office of the Social Security Administration, or FORM SS-4, Application for Employer Identification Number (for businesses and all other entities), from your local IRS office.

  To complete Form W-9 If you do not have a TIN, write "Applied for" in the space for the TIN, sign and date the form, and give it to the requester. Generally, you will then have 60 days to obtain a TIN and furnish it to the requester. If the requester does not receive your TIN within 60 days, backup withholding, if applicable, will begin and continue until you furnish your TIN to the requester. For reportable interest or dividend payments, the payer must exercise one of the following options concerning backup withholding during this 60-day period. Under option (1), a payer must backup withhold on any withdrawals you make from your account after 7 business days after the requester receives this form back from you. Under option (2), the payer must backup withhold on any reportable interest or dividend payments made to your account, regardless of whether you make any withdrawals. The backup withholding under option (2) must begin no later than 7 business days after the requester receives this form back. Under option (2), the payer is required to refund the amounts withheld if your certified TIN is received within this 60-day period and you were not subject to backup withholding during that period.

Note: Writing "Applied for" on the form means that you have already applied for a TIN OR that you intend to apply for one in the near future.

       As soon as you receive your TIN, complete another Form W-9, include your TIN, sign and date the form, and give it to the requester.

WHAT IS BACKUP WITHHOLDING? -- Persons making certain payments to you are required to withhold and pay to the IRS 31% of such payments under certain conditions. This is called "backup withholding." Payments that could be subject to backup withholding include interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee compensation, and certain payments from fishing boat operators, but do not include real estate transactions.

        If you give the requester your correct TIN, make the appropriate certifications, and report all your taxable interest and dividends on your tax return, your payments will not be subject to backup withholding. Payments you receive will be subject to backup withholding if:

        1. You do not furnish your TIN to the requester, or

        2. The IRS notifies the requester that you furnished an incorrect TIN, or

        3. You are notified by the IRS that you are subject to backup withholding because you failed to report all your interest and dividends on your tax return (for reportable interest and dividends only), or

        4. You fail to certify to the requester that you are not subject to backup withholding under (3) above (for reportable interest and dividend accounts opened after 1983 only), or

        5. You fail to certify your TIN. This applies only to reportable interest, dividend, broker or barter exchange accounts opened after 1983, or broker accounts considered inactive in 1983.

        Except as explained in (5) above, other reportable payments are subject to backup withholding only if (1) or (2) above applied. Certain payees and payments are exempt from backup withholding and information reporting. See Payees and Payments Exempt From Backup Withholding below and Exempt Payees and Payments under Specific Instructions, below, if you are an exempt payee.

PAYEES AND PAYMENTS EXEMPT FROM BACKUP WITHHOLDING -- The following is a list of payees exempt from backup withholding and for which no information reporting is required. For interest and dividends, all listed payees are exempt except item
(9). For broker transactions, payees listed in (1) through (13) and a person registered under the Investment Advisers Act of 1940 who regularly acts as a broker are exempt. Payments subject to reporting under sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in Items (1) through (7), except a corporation that provides medical and health care services or bills and collects payments for such services is not exempt from backup withholding or information reporting. Only payees described in items
(2) through (6) are exempt from backup withholding for barter exchange transactions, patronage dividend, and payments by certain fishing boat operators.

        (1) A corporation. (2) An organization exempt from tax under section 501(a), or an IRA, or a custodial account under section 403(b)(7). (3)The United States or any of its agencies or instrumentalities. (4) A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities. (5) A foreign government or any of its political subdivisions, agencies, or instrumentalities. (6) An international organization or any of its agencies or instrumentalities. (7) A foreign central bank of issue. (8) A dealer in securities or commodities required to register in the

United States or a possession of the United States. (9) A futures commission merchant registered with the Commodity Futures Trading Commission. (10) A real estate investment trust. (11) An entity registered at all times during the tax year under the Investment Company Act of 1940. (12) A common trust fund operated by a bank under section 584(a). (13) A financial Institution. (14) A middleman known in the Investment community as a nominee or listed in the most recent publication of the American Society of Corporate Secretaries, Inc., Nominee List
(15) A trust exempt from tax under section 664 or described in section 4947.

        Payments of dividends and patronage dividends generally not subject to backup withholding include the following:

 .       Payments to nonresident aliens subject to withholding under section 1441.

 .       Payments to partnerships not engaged in a trade or business in the
United States and that have at lease one nonresident partner.

 .       Payments of patronage dividends not paid in money.

 .       Payments made by certain foreign organizations.

 .       Payments of interest generally not subject to backup withholding include the following:

 .       Payments of interest on obligations issued by individuals.

NOTE:   You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct TIN to the payer.

 .       Payments of tax-exempt interest (including  exempt-interest dividends under section 852).

 .       Payments described in section 8049(b)(5) to nonresident aliens.

 .       Payments on tax-free covenant bonds under section 1451.

 .       Payments made by certain foreign organizations.

 .       Mortgage interest paid by you.

 .       Payments that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A(a), 6042, 6044, 6045, 6049, 6050A, and 6050N, and their regulations.

PENALTIES

FAILURE TO FURNISH TIN. -- If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING. -- If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

CRIMINAL PENALTY FOR FALSIFYING INFORMATION. -- Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

SPECIFIC INSTRUCTIONS

NAME. -- If you are an individual, you must generally provide the name shown on your social security card. However, if you have changed your last name, for instance, due to marriage, without informing the Social Security Administration of the name change, please enter your first name, the last name shown on your social security card, and your new last name.

        If you are a sole proprietor, you must furnish your individual name and either your SSN or EIN. You may also enter your business name on Form W-9. Enter your name(s) as shown on your social security card and/or as it was used to apply for your EIN on Form SS-4.

SIGNING THE CERTIFICATION --

(1) INTEREST, DIVIDEND, AND BARTER EXCHANGE ACCOUNTS OPENED BEFORE 1984 AND BROKER ACCOUNTS. CONSIDERED ACTIVE DURING 1983. -- You are required to furnish your correct TIN, but you are not required to sign the certification.

(2) INTEREST, DIVIDEND, BROKER, AND BARTER EXCHANGE ACCOUNTS OPENED AFTER 1983 AND BROKER ACCOUNTS CONSIDERED INACTIVE DURING 1983. -- You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out Item (2) In the certification before signing the form.

  (3) REAL ESTATE TRANSACTIONS. -- You must sign the certification. You may cross out Item (2) of the certification.

  (4) OTHER PAYMENTS. -- You are required to furnish your correct TIN, but you are not required to sign the certification unless you have been notified of an incorrect TIN. Other payments include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services, payments to a nonemployee for services (including attorney and accounting fees), and payments to certain fishing boat crew members.

  (5) MORTGAGE INTEREST PAID BY YOU, ACQUISITION OR ABANDONMENT OF SECURED PROPERTY, OR IRA CONTRIBUTIONS. -- You are required to furnish your correct TIN, but you are not required to sign the certification.

  (6) EXEMPT PAYEE AND PAYMENTS. -- If you are exempt from backup withholding, you should complete this form to avoid possible erroneous backup withholding. Enter your correct TIN, write "EXEMPT" on Form W-9, sign and date the form. If you are a nonresident alien or foreign entity not subject to backup withholding, give the requester a completed Form W-8, Certificate of Foreign Status.

  (7) TIN "APPLIED FOR." -- Follow the Instruction Under How To Obtain a Tin, on page 1, sign and date this form.

SIGNATURE. -- For a joint account, only the person whose TIN is shown in Part I should sign the form.

PRIVACY ACT NOTICE. -- Section 6109 require you to furnish your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, or contributions you made to an IRA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a TIN to a payer. Certain penalties may also apply.

WHAT NAME AND NUMBER TO GIVE THE REQUESTER

------------------------------------------------------------------------------
PER THIS TYPE OF ACCOUNT:                  GIVE NAME AND SSN OF:
------------------------------------------------------------------------------

 1. Individual                             The Individual
 2. Two or more                            The actual owner of the
    individual (joint                      account or, if combined
    account)                               funds, the First Individual
                                           on the account/1/
 3. The Custodian                          The minor/3/
    account of a minor
    (Uniform Gift to
    Minors Act)
 4. a. The usual                           The grantor-trustee/1/
       revocable
       savings trust
       (grantor is also
       trustee)
    b. So-called trust                     The actual owner/1/
       account that is not
       a legal or valid
       trust under estate
       law
 5. Sole proprietorship                    The owner/3/

------------------------------------------------------------------------------
FOR THIS TYPE OF ACCOUNT:                  ??????????????????????
------------------------------------------------------------------------------
 6. Sole proprietorship                    The owner/3/
 7. A valid trust, estate                  Legal entity
    or pension trust
 8. Corporate                              The corporation
 9. Association, club,                     The organization
    religion, charitable,
    educational, or other
    tax-exempt
    organization
10. Partnership                            The partnership
11. A broker or                            The broker or nominee
    registered nominee
12. Account with the                       The public entity
    Department of
    Agriculture in the
    name of a public
    entity (such as a
    state or local
    government, school
    district, or prison)
    that receives
    agricultural program
    payments
------------------------------------------------------------------------------

/1/  List first and circle the name of the person whose number you furnish.
/2/  Circle the minor's name and furnish the minor's social security number.
/3/ Show the individual's name. See Item 5 or 6. You may also enter your business name.
/4/ List first and circle the name of the legal trust, estate or pension trust. (Do not furnish the identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name labeled.

 .  U.S. GPO; 1991-0-285-088

                                                              December 18, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We have been appointed by Dime Community Bancshares, Inc. ("DCB") to act as Information Agent in connection with the merger of Financial Bancorp, Inc. ("FIBC") into DCB (the "Merger").

  For information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. A Proxy Statement-Prospectus dated November 6, 1998;

    2. A Prospectus Supplement dated December 18, 1998;

    3. An Election Form and Letter of Transmittal for your use and for the information of your clients;

    4. A Notice of Guaranteed Delivery;

    5. Instructions for Form W-9; and

    6. A form of letter which may be sent to your clients for whose accounts you hold shares of FIBC's common stock registered in your name or in the name of your nominee, with space provided for obtaining the instructions of such clients with regard to the Merger.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

  PLEASE NOTE THAT THE ELECTION DEADLINE IS JANUARY 13, 1999 AT 5:OO P.M., NEW YORK CITY TIME.

  DCB will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

  Any inquiries you may have with respect to the merger should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the Election Form and Letter of Transmittal.

                                          Very truly yours,

                                          ChaseMellon Shareholder Services,
                                          L.L.C.
                                          (212) 273-8080

                         NOTICE OF GUARANTEED DELIVERY
                                      FOR
                      EXCHANGE OF SHARES OF COMMON STOCK
                                      OF
                            FINANCIAL BANCORP, INC.

  This Notice of Guaranteed Delivery, or a facsimile hereof, must be used to exchange shares of common stock, par value $0.01 per share (the "FIBC Common Stock"), of Financial Bancorp, Inc. ("FIBC") pursuant to the terms and subject to the conditions set forth in the Proxy Statement-Prospectus dated November 6, 1998 (the "Proxy Statement-Prospectus"), the Prospectus Supplement dated December 18, 1998 (the "Prospectus Supplement") and the related Election Form and Letter of Transmittal (the "Letter of Transmittal") if certificates for shares of FIBC Common Stock are not immediately available, or if the procedures for book-entry transfer of shares of FIBC Common Stock cannot be completed on or prior to 5:00 p.m., New York City time, on January 13, 1999 (the "Election Deadline"), or if time will not permit all required documents to reach the Exchange Agent on or prior to the Election Deadline. This form or one substantially equivalent hereto may be delivered by hand or transmitted by facsimile transmission or letter to the Exchange Agent. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Proxy Statement-Prospectus, the Prospectus Supplement or the Letter of Transmittal.

                       The Depository for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

             BY MAIL:                       BY HAND:                 BY OVERNIGHT DELIVERY:

           P.O. Box 3301            120 Broadway, 13th Floor           85 Challenger Road
   South Hackensack, New Jersey
               07606                New York, New York 10271           Mail Drop--Reorg.
     Attention: Reorganization             Attention:          Ridgefield Park, New Jersey 07660
             Department                  Reorganization            Attention: Reorganization
                                           Department                      Department

                                 By Facsimile:
                                 201-296-4293

                             Confirm by Telephone:
                                 201-296-4860

  DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

  THIS FORM IS NOT TO BE USED TO GUARANTEE SIGNATURES, IF A SIGNATURE ON A LETTER OF TRANSMITTAL IS REQUIRED TO BE GUARANTEED BY AN "ELIGIBLE INSTITUTION" UNDER THE INSTRUCTIONS THERETO, SUCH SIGNATURE GUARANTEE MUST APPEAR IN THE APPLICABLE SPACE PROVIDED IN THE SIGNATURE BOX ON THE LETTER OF TRANSMITTAL.

LADIES AND GENTLEMEN:

  The undersigned hereby represents that the undersigned owns the shares of FIBC Common Stock tendered hereby, tenders to the Exchange Agent upon the terms and subject to the conditions set forth in the Prospectus Supplement and the related Letter of Transmittal, receipt of which is hereby acknowledged, the number of shares of FIBC Common Stock specified below pursuant to the guaranteed delivery procedures set forth under the caption "The Merger--Merger Consideration and Election, Allocation and Proration Procedures" in the Prospectus Supplement. The undersigned hereby tenders the shares of FIBC Common Stock listed below:



                                  TYPE OF ELECTION* PLEASE
                                 MARK YOUR ELECTION WITH AN
                                             [X]

                                -------------------------------
               TOTAL NUMBER
              OF FIBC SHARES*   STOCK ELECTION  CASH ELECTION**
              -------------------------------------------------
              -------------------------------------------------



  A HOLDER OF SHARES OF FIBC COMMON STOCK WHO ELECTS TO TENDER FIBC COMMON STOCK PURSUANT TO THIS NOTICE OF GUARANTEED DELIVERY MUST (I) DELIVER A PROPERLY COMPLETED, VALID AND UNREVOKED LETTER OF TRANSMITTAL WITH RESPECT TO ALL FIBC COMMON STOCK TENDERED HEREBY AND (II) DELIVER THEREWITH HIS OR HER FIBC STOCK CERTIFICATES OR COMPLETE THE PROCEDURE FOR DELIVERY BY BOOK-ENTRY TRANSFER OF SUCH SHARES WITHIN THREE (3) TRADING DAYS AFTER EXECUTION OF THIS NOTICE OF GUARANTEED DELIVERY.

  DCB RESERVES THE RIGHT TO DEEM THAT YOU HAVE MADE A "NO-ELECTION" IF:

  (A)NO CHOICE IS INDICATED ABOVE;

  (B) YOU FAIL TO FOLLOW THE INSTRUCTIONS ON THE LETTER OF TRANSMITTAL (INCLUDING SUBMISSION OF YOUR FIBC STOCK CERTIFICATES)* OR OTHERWISE FAIL TO PROPERLY MAKE AN ELECTION;

  (C) A COMPLETE LETTER OF TRANSMITTAL (INCLUDING SUBMISSION OF YOUR FIBC STOCK CERTIFICATES) OR THIS NOTICE OF GUARANTEED DELIVERY IS NOT ACTUALLY RECEIVED BY JANUARY 13, 1998, THE ELECTION DEADLINE; OR

  (D) YOU OWN LESS THAN 50 SHARES OF FIBC COMMON STOCK AND DO NOT MAKE A CASH ELECTION.
-------
* You must elect either stock or cash with respect to all of your shares of FIBC Common Stock.
** ANY HOLDER OF FIBC COMMON STOCK WHO OWNS LESS THAN 50 SHARES MUST ELECT THE
  CASH ELECTION OR BE TREATED AS HAVING MADE A NO-ELECTION.

 Check one box if Shares will be     Name(s) of Record Holder(s):
 delivered by book-entry transfer:
                                     ----------------------------------
 [_] The Depository Trust Company
                                     ----------------------------------
 Account Number: __________________
 Date: ____________________________  ----------------------------------
                                               (Please Print)
                                     Address(es): _____________________
                                     __________________________________
                                     __________________________________

                                     Daytime Area Code and Tel. No. ___

                                     Signature(s): ____________________
                                     __________________________________


                                   GUARANTEE
                    (NOT TO BE USED FOR SIGNATURE GUARANTEE)

   The undersigned, an "Eligible Institution" (as defined in the Letter of Transmittal), guarantees (a) that the above named person(s) own(s) the shares of FIBC Common Stock tendered hereby and (b) delivery to the Exchange Agent of either the shares of FIBC Common Stock tendered hereby in proper form for transfer, or confirmation of the book-entry transfer of such shares of FIBC Common Stock into the Exchange Agent's account at a book-entry transfer facility, and any other required documents, all no later than three (3) Trading Days following execution of this Notice of Guaranteed Delivery.

 ______________________________________________________________________________
                                  Name of Firm
 ______________________________________________________________________________
                              Authorized Signature
 ______________________________________________________________________________
                              Name (Please Print)
 ______________________________________________________________________________
                                    Address
 ______________________________________________________________________________
                                    Zip Code
 ______________________________________________________________________________
                          Area Code and Telephone No.

 Date: ____________________________

   DO NOT SEND FIBC COMMON STOCK CERTIFICATES WITH THIS FORM. ACTUAL SURRENDER OF FIBC COMMON STOCK CERTIFICATES MUST BE MADE WITHIN THREE (3) TRADING DAYS AFTER EXECUTION OF THIS NOTICE OF GUARANTEED DELIVERY.